                  UNITED STATES BANKRUPTCY COURT

                    NORTHERN DISTRICT OF TEXAS

                         DALLAS DIVISION




IN RE:
     MOBILE LIMITED LIABILITY COMPANY           CASE NO.  397-37735-HCA-11
       d/b/a Mobile Wireless TV,
             Debtor.                             IN PROCEEDINGS UNDER
     EMPLOYER ID. NO.:                            CHAPTER 11
     88-0317243








                                PLAN OF REORGANIZATION
                               AND DISCLOSURE STATEMENT

                                     Proposed By:
                                     The Debtor

                                Dated:  November 6, 1997








                                    Submitted By:
                                  Sidney J. Diamond,
                                 Counsel To The Debtor
                              5862 Cromo Drive, Suite 100
                                 El Paso, Texas 79912
                                 (915) 584-8141(Voice)
                                  (915) 584-0509 (Fax)
                                 diamond@whc.net (email)

                                 TABLE OF CONTENTS

                                                                            PAGE

1.  The Debtor .............................................................  1

2.  History of the Debtor ..................................................  1

3.  Court Approval .........................................................  4

4.  Hearing on Plan Confirmation and Final Hearing on the Adequacy of
    Information Contained in Disclosure Statement ..........................  4

5.  Time and Manner of Voting ..............................................  4

6.  Disclaimers, Representations and Accuracy ..............................  4
    6.1  No Judgment on the Merits of the Plan by the Court ................  4
    6.2  No Representations ................................................  4
    6.3  Materiality .......................................................  5
    6.4  Additional Information ............................................  5

7.  Financial History and Background of the Debtor .........................  5

8.  Post-Petition Earnings of the Debtor in Chapter 11 .....................  6

9.  The Reorganized Debtor .................................................  6

10. Future Business Activities .............................................  6

11. Basis of the Plan ......................................................  7

12. Future Income and Expenses Under the Plan ..............................  7

13. Future Management of the Reorganized Debtor ............................  8
    13.1  Officers and Directors of the Reorganized Debtor .................  8
    13.2  Biography of Officers and Directors ..............................  9
    13.3  Compensation of Management .......................................  9
    13.4  ISO .............................................................. 10
    13.5  Significant Transactions Between the Debtor and the
          Officers and Directors of the Debtor ............................. 10

14. Principal Shareholders of the Reorganized Debtor ....................... 11

15. Accounting Method Used and Source of Financial Information ............. 11

16. Analysis and Valuation of Property ..................................... 12
    16.1  Real Property of the Debtor ...................................... 12
    16.2  Tangible Personal Property of the Debtor ......................... 12
    16.3  Intangible Personal Property of the Debtor ....................... 13

    16.4  Liquidation Value of the Debtor's Assets ......................... 13

17. Classification Claims Under the Plan ................................... 14

    17.1  Class 1 - Administrative Expenses ................................ 14
    17.2  Class 2 - Wage Claims ............................................ 14
    17.3  Class 3 - Tax Claims ............................................. 14
    17.4  Class 4 - Unsecured Claims ....................................... 15
    17.5  Class 5 - Secured Claims ......................................... 15
    17.6  Class 6 - Retained Interest of the Equity Security Holders ....... 16

18. Treatment and Distribution Under the Plan .............................. 16
    18.1  Summary of Plan Payments ......................................... 16
    18.2  Class 1(a) - Professional Fees ................................... 17
    18.3  Class 1(b) - Costs of Administration ............................. 17
    18.4  Class 1(c) - Certificates of Indebtedness ........................ 18
    18.5  Class 2 - Wage Claims ............................................ 18
    18.6  Class 3 - Tax Claims ............................................. 19
    18.7  Class 4(a) - Allowed Unsecured Claims of $1,000 or Less .......... 20
    18.8  Class 4(b) - Allowed Unsecured Claims of More Than $1,000 ........ 22
    18.9  Class 5(a) - Hayes ............................................... 24
    18.10 Class 5(b) - Tsoutsas ............................................ 24

19. Means For Execution of the Plan ........................................ 25
    19.1  Reinvestment of Property ......................................... 25
    19.2  Cash Payments .................................................... 25
    19.3  Source of Funds - Certificates of Indebtedness and Future Earnings 25

20. Feasibility ............................................................ 26
    20.1  Forecasts ........................................................ 26
    20.2  Future Business Activity of the Reorganized Debtor ............... 26
    20.3  No Further Reorganization Proceedings ............................ 26

21. Time Period for Filing Claims .......................................... 26

22. Claims Allowance Procedure and Conditions to Distribution .............. 26
    22.1  Objections to Claims ............................................. 27
    22.2  No Distribution Until Objection Resolved ......................... 27
    22.3  Deficiency Claims ................................................ 27
    22.4  Other Claims, Including Amendment to Claims ...................... 27
    22.5  Performance of Obligations ....................................... 27
    22.6  Surrender and Cancellation of Debt Instruments ................... 28

23. General Terms and Conditions ........................................... 28
    23.1  Reinvestment of Title ............................................ 28
    23.2  Discharge ........................................................ 28
    23.3  Preservation of Bankruptcy Causes of Action ...................... 28

    23.4  No Additional Charges ............................................ 29
    23.5  De Minimis Distributions ......................................... 29
    23.6  Securities Laws .................................................. 29
    23.7  Securities Law Compliance ........................................ 29
    23.8  Representations of Acquiring Shareholders in the
          Reorganized Debtor ............................................... 29
    23.9  Closing the Case ................................................. 30
    23.10 Time Period Within Which to Close Case ........................... 30
    23.11 Non-Waiver ....................................................... 31
    23.12 Law Governing Construction ....................................... 31

24. Terms and Conditions Relating to Secured Creditors ..................... 31
    24.1  Preserved Liens .................................................. 31
    24.2  Release of Liens ................................................. 31
    24.3  Determination Of Secured Status .................................. 31
    24.4  Section 1111(b) Election ......................................... 31

25. Determination of Interest and Other Fees ............................... 32

26. Unexpired Leases and Executory Contracts ............................... 32
    26.1  Rejection ........................................................ 32
    26.2  Cure of Defaults ................................................. 33
    26.3  Claims After Rejection ........................................... 33
    26.4  Previously Assumed Leases and Contract ........................... 33

27. Satisfaction of Claims and Interests ................................... 33

28. Retention of Jurisdiction by the Court ................................. 33
    28.1  Claims ........................................................... 33
    28.2  Title to and Liens Against Assets ................................ 34
    28.3  Correction of Defects ............................................ 34
    28.4  Modification After Confirmation .................................. 34
    28.5  Enforcement ...................................................... 34
    28.6  Further Orders ................................................... 34
    28.7  Previous Orders .................................................. 34
    28.8  Continuing Jurisdiction .......................................... 34
    28.9  Adversary Proceedings ............................................ 34
    28.10 Implementation of Plan ........................................... 34
    28.11 Conclusion ....................................................... 35

29. Class 6 - Interests of the Equity Security Holders ..................... 35

30. Transfer of The Debtor's Assets and Assumption of Liabilities .......... 35

31. Purchase of Licenses From Mobile ....................................... 35

32. Liquidation Analysis of the Debtor's Property .......................... 36
    32.1  Valuation of the Assets .......................................... 36

    32.2  Method of Valuation .............................................. 36
    32.3  Sale of the Debtor's Assets ...................................... 36
    32.4  Conversion to Chapter 7 .......................................... 37
    32.5  Distribution to Unsecured Creditors by a Chapter 7 Trustee ....... 37
    32.6  Dismissal of Chapter 11 Case ..................................... 37
    32.7  Another Plan ..................................................... 38
    32.8  Summary .......................................................... 38

33. Risk Factors Pertaining to the Debtor .................................. 38
    33.1  Wireless TV ...................................................... 38
    33.2  New Business Venture ............................................. 38
    33.3  Competition ...................................................... 38

34. Litigation Pertaining to the Debtor .................................... 39
    34.1  Bankruptcy Litigation ............................................ 39
    34.2  Non-Bankruptcy Litigation ........................................ 39

35. Tax Consequences ....................................................... 39
    35.1  Tax Consequences to the Debtor ................................... 39
    35.2  Tax Consequences To The Creditors ................................ 40
    35.3  No Opinion ....................................................... 40

36. Summary of Significant Orders .......................................... 40
    36.1  Certificates of Indebtedness ..................................... 40
    36.2  Cash Collateral Orders ........................................... 40
    36.3  Assumption of Contracts and Lease ................................ 40

37. Appointment of Disbursing Agent ........................................ 42
    37.1  Duties of Disbursing Agent ....................................... 42
    37.2  Fees and Expenses of Disbursing Agent ............................ 42
    37.3  Termination of Disbursing Agent's Duties ......................... 42

38. Reservation of Rights .................................................. 42

39. In Summary ............................................................. 42

40. The Disclosure Statement ............................................... 43
    40.1  Purpose of this Disclosure Statement ............................. 43
    40.2  Requirements of a Disclosure Statement ........................... 43

41. Chapter 11 ............................................................. 43
    41.1  How a Chapter 11 Case is Started and by Whom ..................... 43
    41.2  Who may be a Chapter 11 Debtor ................................... 43
    41.3  What a Chapter 11 Accomplishes Initially ......................... 43
    41.4  Debt Adjustment .................................................. 44

42. The Confirmation Process ............................................... 44
    42.1  Voting ........................................................... 44
    42.2  Confirmation of a Consensual Plan of Reorganization .............. 45
    42.3  Confirmation of a Non-Consensual Plan of Reorganization .......... 48

43. Modification of a Plan of Reorganization ............................... 52
    43.1  Disclosure Requirements .......................................... 53
    43.2  Acceptance or Rejection Before Modifications ..................... 53
    43.3  Who May Seek Modification ........................................ 53
    43.4  Substantial Consummation ......................................... 53
    43.5  Importance of Right to Modify .................................... 53
    43.6  When a Modification is Effective ................................. 53
    43.7  Confirmation of a Modified Plan .................................. 53
    43.8  Prior Acceptances Binding ........................................ 54

44. Definitions ............................................................ 54
    44.1  Administrative Claim ............................................. 54
    44.2  Administrative Claimant .......................................... 54
    44.3  Administrative Expenses .......................................... 54
    44.4  Advanced ......................................................... 55
    44.5  Allowance Date ................................................... 55
    44.6  Allowed Claim .................................................... 55
    44.7  Allowed Priority Claim ........................................... 55
    44.8  Allowed Secured Claim ............................................ 55
    44.9  Allowed Unsecured Claim .......................................... 55
    44.10 Bar Date ......................................................... 55
    44.11 Blue Sky Laws .................................................... 56
    44.12 Cases ............................................................ 56
    44.13 Certificates of Indebtedness ..................................... 56
    44.14 Certificate of Indebtedness Holders .............................. 56
    44.15 Chapter 11 ....................................................... 56
    44.16 Claim or Claims .................................................. 56
    44.17 Claimant or Claimants ............................................ 56
    44.18 Claims of the Estate ............................................. 56
    44.19 Class of Claims and Payment ...................................... 56
    44.20 Class or Classes ................................................. 57
    44.21 Code ............................................................. 57
    44.22 Collateral ....................................................... 57
    44.23 Collateral Value ................................................. 57
    44.24 Common Stock ..................................................... 57
    44.25 Common Stockholders .............................................. 57
    44.26 Confirmation ..................................................... 57
    44.27 Confirmation Date ................................................ 57
    44.28 Confirmation Hearing ............................................. 57
    44.29 Confirmation Order ............................................... 57
    44.30 Consummation Date ................................................ 57

    44.31 Court ............................................................ 58
    44.32 Creditor or Creditors ............................................ 58
    44.33 Cross-References, etc. ........................................... 58
    44.34 Debtor ........................................................... 58
    44.35 Debtor-In-Possession ............................................. 58
    44.36 Disbursing Agent ................................................. 58
    44.37 Disclosure Statement ............................................. 58
    44.38 Effective Date ................................................... 58
    44.39 Equity Security Holder ........................................... 58
    44.40 Equity Security Interest ......................................... 58
    44.41 Estate ........................................................... 58
    44.42 FCC .............................................................. 58
    44.43 Filing Date ...................................................... 58
    44.44 Final Order ...................................................... 59
    44.45 Hayes ............................................................ 59
    44.46 Headings ......................................................... 59
    44.47 Interest or Interests ............................................ 59
    44.48 IRS .............................................................. 59
    44.49 ISO .............................................................. 59
    44.50 Lien ............................................................. 59
    44.51 Limited .......................................................... 59
    44.52 Mobile ........................................................... 59
    44.53 NASD ............................................................. 59
    44.54 Order Confirming Plan ............................................ 59
    44.55 Person ........................................................... 59
    44.56 Plan ............................................................. 60
    44.57 Plan Payments .................................................... 60
    44.58 Plan Year ........................................................ 60
    44.59 Preserved Liens .................................................. 60
    44.60 Priority Claim ................................................... 60
    44.61 Priority Creditor ................................................ 60
    44.62 Pro Rata ......................................................... 60
    44.63 Property or Properties ........................................... 60
    44.64 Proponent ........................................................ 60
    44.65 Reorganization Case .............................................. 60
    44.66 Reorganized Debtor ............................................... 60
    44.67 Rule or Rules .................................................... 60
    44.68 Secured Claim .................................................... 61
    44.69 Secured Creditor ................................................. 61
    44.70 Securities Act ................................................... 61
    44.71 Securities Exchange Act .......................................... 61
    44.72 SEC .............................................................. 61
    44.73 Substantial Consummation of the Plan ............................. 61
    44.74 Small Business ................................................... 61
    44.75 Tax Claim ........................................................ 61
    44.76 Tax Claimant ..................................................... 61

    44.77 Trust Indenture Act .............................................. 61
    44.78 Tsoutsas ......................................................... 61
    44.79 Undefined Terms .................................................. 61
    44.80 Unsecured Claim .................................................. 61
    44.81 Unsecured Creditor ............................................... 62
    44.82 Value of Property ................................................ 62
    44.83 Warrants ......................................................... 62
    44.84 Warrant Holders .................................................. 62

                                TABLES AND THEIR LOCATION
                                                                            PAGE

OFFICERS AND DIRECTORS OF THE REORGANIZED DEBTOR ...........................  8
PRINCIPAL SHAREHOLDERS OF THE REORGANIZED DEBTOR
  SUBSEQUENT TO CONFIRMATION ............................................... 11
SUMMARY OF THE DEBTOR'S TANGIBLE PERSONAL PROPERTY ......................... 12
SUMMARY OF THE DEBTOR'S INTANGIBLE PERSONAL PROPERTY ....................... 13
SUMMARY OF USE OF FUNDS - YEARS ONE THROUGH FIVE ........................... 16
SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
  OF ONE THOUSAND DOLLARS OR LESS .......................................... 20
SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
  OF MORE THAN ONE THOUSAND DOLLARS ........................................ 22
SUMMARY OF VALUATION OF THE DEBTOR'S ASSETS ................................ 36
SUMMARY OF LIQUIDATION VALUE OF THE DEBTOR'S PROPERTY ...................... 37
SUMMARY OF LIQUIDATION ANALYSIS IF CASE WERE CONVERT TO
  ONE UNDER CHAPTER 7 OF THE CODE .......................................... 37
                                       i

                      EXHIBIT REFERENCES AND THEIR LOCATION

                                                                            PAGE

Exhibit "A":  -  Annual Operating Projections For Five (5) Years ...........  7
Exhibit "B":  -  Projected Annual Sources and Uses of Cash For
                 Five (5)Years .............................................  7
Exhibit "C":  -  Monthly Operating Projections For One (1) Year ............  7
Exhibit "D":  -  Projected Monthly Sources And Uses Of Cash For
                 One (1)Year ...............................................  7
                                       i

                  UNITED STATES BANKRUPTCY COURT

                    NORTHERN DISTRICT OF TEXAS

                         DALLAS DIVISION




IN RE:
     MOBILE LIMITED LIABILITY COMPANY           CASE NO.  397-37735-HCA-11
       d/b/a Mobile Wireless TV,
             Debtor.                             IN PROCEEDINGS UNDER
     EMPLOYER ID. NO.:                            CHAPTER 11
     88-0317243



              DEBTOR'S PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

DATED:    November 6, 1997.


FILED BY:   Mobile Limited Liability Company.

                             INTRODUCTION

                              The Debtor


1. The Debtor. The Debtor is Mobile Limited Liability Company, a limited liability company organized and existing under the laws of the State Of Nevada, with its principal place of business located in Mobile, Alabama. See "Section 7 - Financial History and Background of the Debtor," Page 5.:

2. History of the Debtor. In the early part of the 1990's the Federal Communication Commission attempted to establish a more competitive playing field among the providers of cable TV by granting licenses for the use of what is known as MMDS & ITFS frequencies for broadcasting wireless TV transmission. These licenses were initially granted through the use of lotteries and later through the use of auctions.
    The initial grant of these licenses created a frenzy of activity among promoters, both legitimate and illegitimate. One of the less savory promoters was a company, based in Las Vegas, Nevada, by the name of Midas Media, Inc. (including a number of similarly named corporations)
                                       1
    all of which were substantially owned and controlled by Jeff Jolcover.:

         Midas Media, Inc. acquired a number of these licenses. In the case of the licenses for the "Mobile, Alabama Market", licenses were acquired by lease. Four (4) MMDS frequencies were leased from a entity by the name of TVCN, four (4) ITFS frequencies were leased from an entity by name of NACEPF and three (3) H group licenses were leased from Ivan Nachman. Midas Media, Inc. developed a scheme, which later proved to be a fraudulent endeavor, to market these licenses. Essentially Midas Media, Inc. would cause to be formed a general partnership. Midas Media, Inc. would then enter into a joint venture with the general partnership for the purported purpose of establishing wireless TV transmission in a given area. Midas Media, Inc. would then offer units of participation in the general partnership to generate the capital necessary to buy the necessary equipment and facilities to begin broadcasting TV signals.

         Using the general framework outlined above Midas Media, Inc. caused to be formed a general partnership under the Laws of the State Of Nevada known as "Mobile Wireless Partners". Midas Media, Inc. initially offered for sale to the general public Two Thousand Four Hundred Fifty (2,450) units of general partnership interest at an initial price of Three Thousand Seven Hundred Fifty Dollars and 00/100 ($3,750.00) each, which price was increased over a period of months to Four Thousand Eight Hundred Seventy Five Dollars and 00/100 ($4,875.00) each and the number of general partnership units increased to Two Thousand Six Hundred Ninety Five (2,695). Through this sales effort Midas Media, Inc. raised approximately Eleven Million Five Hundred Thousand Dollars and 00/100 ($11,500,000.00). At the conclusion of the sales effort Midas Media, Inc. caused to be amended the original joint venture to include Telecom Marketing, Inc. The result was that Midas Media, Inc. owned Sixteen and one half percent (16.5%), Telecom Marketing, Inc. owned one percent (1%), and the general partnership owned eighty two and one half percent (82.5%) of the joint venture. Of the total funds raised the general partnership received a total of Two Million Dollars and 00/100 ($2,000,000.00) The general partnership is now composed of approximately one thousand one hundred thirty (1,130) partners.

         After the first two hundred (200) units of general partnership participation were sold Midas Media, Inc. called a meeting of the general partners, which meeting was held in Las Vegas Nevada. At that meeting Midas Media, Inc. caused to be elected a managing general partner by the name of Robert Miller and further caused to be formed an entity to operate the interest of the general partnership. This entity was Mobile Limited Liability Company, which is the Debtor in this case. Midas Media, Inc., shortly after this initial meeting of partners, caused the general partnership to enter into leases for facilities including office space and tower facilities and in general set about the business of broadcasting wireless TV transmission.

         In addition to the initial licenses that were assigned to Mobile Limited Liability Company, the Debtor herein, Midas Media, Inc. represented to Mobile Limited Company that certain other licenses would be acquired by it and assigned to Mobile Limited Liability Company. These additional licenses never came to fruition. Thus the only things of value that the partnership acquired for the Eleven Million Five Hundred Thousand Dollars and 00/100 ($11,500,000.00) in capital was Two Million Dollars and 00/100 ($2,000,000.00) of that capital and the assignment of Eleven
    (11) leased channels from Midas Media, Inc. These assets became the property of the Debtor in this case.
                                       2

         In 1995 the partners began to realize that they had been the victim of a "Scam". At this point approximately One Million
    Dollars and 00/100 ($1,000,000.00) of the initial Two Million Dollars and 00/100 ($2,000,000.00) in capital had been expended.
    In addition it was learned that other partnerships had been formed and operated in a similar fashion. A meeting of the general partnership was called and the initial managing general partner was ousted from office. Five (5) of the partners of Mobile were elected as the directors committee of the Debtor, four (4) of which individuals, are still managing the affairs of the Debtor today. Complaints by various partners were made to the Securities And Exchange Commission and the Federal Trade Commission. The Commissions response to such complaints instituted a Receivership against Midas Media, Inc. and others, including the Debtor. In the early part of 1996 the Debtor was put into receivership by the Commissions The Court appointed receiver took approximately Two Hundred Thousand Dollars and 00/100 ($200,000.00) of the Debtors funds to cover the fees and expenses of the receiver and the receiver took possession and control of all of the assets of the Debtor. Initially the receiver was to liquidate the assets of the Debtor. However, the Debtor hired its own counsel and approximately six (6) months later the receivership was dissolved against the Debtor and the assets, including the licenses reassigned to the Debtor. Ultimately the Securities And Exchange Commission, The Federal Trade Commission, The Receiver and the other Defendants entered into a settlement agreement, which agreement is presently unfunded, but assuming the participates honor their agreements, approximately Three Hundred Seventy Five Thousand Dollars and
    00/100 ($375,000.00) maybe returned to the Debtor, first to repay the funds taken by the receiver and any additional funds as damages. The foregoing is based upon conversations with the receiver inasmuch as the Debtor is not privy to the terms and conditions of the agreement.

          However, the foregoing has not ended the legal difficulties of either the general partnership or the Debtor. Because there are so many partners it is impossible to meet all of the requirements concerning ownership imposed by the Federal Communications Commission. The general partnership and the Debtor have been given until December 31, 1997 to reorganize and to comply with the standards set by the Federal Communications Commission. One of the purposes of this Chapter 11 is to cause, upon confirmation, the dissolution of Debtor, the formation of a C Corporation, which will become the Reorganized Debtor in this Case and which will acquire all of the assets of the Debtor and the partnership and will assume the obligations under the proposed plan of the Debtor. The effect of this reorganization will be that any entity owning 5% or more would be subject to Federal Communication Commission review. However, the Debtor estimates that there will be no entity which owns 5% or more of the Reorganized Debtor and therefore the conditions to the assignment of the licenses will automatically be met.

            The market for wireless TV transmission in the Mobile, Alabama marketing area has not proved to be profitable for any number of reasons including the fact that there are three (3) cable TV companies in that market as well as satellite TV providers, each of which is able to provided a much larger number of channels available than the Debtor. The debtor has chosen to change strategy to develop and sell high speed data transmission via internet which is substantially faster than that which is presently available to home and small business users and which it is estimated will generate substantially more revenue. During the past year the partnership has acquired, from funds raised from the partners, three (3) frequencies called the H Group. Some of the equipment for this purpose has been purchased by the Debtor and is partially in place. Certain additional equipment needs to be purchased and certain training needs to be accomplished at the conclusion of which the Debtor will begin a marketing effort.
    Based upon the experience of similarly situated enterprises the Debtor believes that this venture will be highly profitable. See "Section 10 - Future Business Activities," page 6.

                     The Disclosure Statement

3. Court Approval. The Disclosure Statement contained within this Plan Of Reorganization And Disclosure Statement has been conditionally found to contain "adequate information," as described in Section 40 - Requirements of a Disclosure Statement, by Order of the Court, dated November 6, 1997.:

4. Hearing on Plan Confirmation and Final Hearing on the Adequacy of Information Contained in Disclosure Statement. The Court will hold a hearing to determine whether or not this Plan should be confirmed on 26th day of November, 1997, at 1:45 o'clock p.m., in the United States Bankruptcy Courtroom #2, located at United States Bankruptcy Courthouse, 1100 Commerce Street, 14th Floor, Dallas, Texas. You may attend that hearing and present to the Court your arguments in favor of or in opposition to the Confirmation of the Plan. Additionally the Court will, at the same time, conduct a final hearing on whether or not the Disclosure Statement contained within this Plan Of Reorganization And Disclosure Statement contains "adequate information" pursuant to
    Section 1125 of the Code.:

5. Time and Manner of Voting. The Court has issued its Order requiring that all votes for the acceptance or rejection of the Plan proposed by the Debtor be received by 5:00 p.m. on 24th day of November, 1997. Voting may be on the ballot which is provided along with this Plan Of Reorganization And Disclosure Statement or in any other written manner. Mail or deliver your ballot so that it will reach Sidney J. Diamond, A Professional Corporation, before the deadline. A vote received by Sidney J. Diamond, A Professional Corporation, after that time may not be counted. The ballot should be sent to::

                     Original and a Copy to:
                       Sidney J. Diamond,
                   5862 Cromo Drive, Suite 100
                      El Paso, Texas  79912

                           DISCLAIMERS

6. Disclaimers, Representations and Accuracy. Mobile Limited Liability Company, through its directors committee, makes the following disclaimers concerning this Plan Of Reorganization And Disclosure
    Statement:

    6.1 No Judgment on the Merits of the Plan by the Court. The conditional approval of this Disclosure Statement, which is a part of this Plan Of Reorganization And Disclosure Statement, by the Court is required by Section 1125 of the Code and does not constitute a judgment by the Court as to the desirability of this Plan, or as to the value or suitability of any consideration offered thereby.:

    6.2 No Representations. No representations concerning the Debtor or this Plan Of Reorganization And Disclosure Statement are authorized by Mobile Limited Liability Company other than as set forth in this Plan Of Reorganization And Disclosure Statement. Any representations or inducements made by any person to secure your vote which are other than those contained herein should not be relied upon, and such representations or inducements should be reported to counsel for the Debtor who shall deliver such information to the Court. The information contained herein and the Exhibits attached hereto have been submitted by the Debtor, unless specifically stated to be from other sources, and have not been subject to a certified audit.
           The Debtor maintains records internally and also currently utilizes outside accounting services to the extent indicated herein. Financial forecasts are based on various assumptions which are fully described in this Plan Of Reorganization And Disclosure Statement. See "Section 12
           - Future Income And Expenses Under The Plan," page - 7 and Exhibits hereto.:

    6.3    Materiality.   Mobile Limited Liability Company has caused
           this Plan Of Reorganization and Disclosure Statement to be prepared to disclose that information which, in the opinion of the directors committee of Mobile Limited
           Liability Company, is important and necessary to an evaluation of this Plan. The material contained herein is intended solely for that purpose and solely for the use of Creditors and other parties in interest of the Debtor and, accordingly, may not be relied upon for any purpose other than determination of how to vote on this Plan. In addition, the materials contained in this Plan Of Reorganization And Disclosure Statement may not be sufficient for the formation of a judgment by any Creditor of the preferability of an alternative to this Plan. The directors committee of Mobile Limited Liability Company has proposed this Plan and favors it. Materials referring to alternatives to this Plan are limited by both partial considerations of space and opinion of the directors committee of Mobile Limited Liability Company. :

    6.4 Additional Information. Certain of the materials contained in this Plan Of Reorganization And Disclosure Statement are taken from other instruments or are digests of other instruments. While the directors committee of Mobile Limited Liability Company has made every effort to retain the meaning of the other instruments or portions transposed, the directors committee of Mobile Limited Liability
           Company urges that any reliance on the contents of such other instruments should depend upon a complete review of the instruments themselves.:

              FINANCIAL PICTURE OF THE DEBTOR AND THE REORGANIZED DEBTOR

                                   Background

7. Financial History and Background of the Debtor. The Debtor is engaged in the wireless transmission of television signals in the "Mobile, Alabama Market". The Debtor competes against (i) ordinary transmission of television signals from local stations, including those with national affiliations such as ABC, NBC, CBS and Fox; (ii) cable television, of which there are three (3) in the Mobile, Alabama market; and by all of the direct satellite systems, such as Primestar, Echostar and Direct
    TV. In competing against the cable broadcasters and the direct broadcasting systems the Debtor is handicapped by inadequate programming limited by 11 Channels. As a result the Debtor's operations have not proven to be financial successful. Companies similarly situated have also not been able to generate sufficient revenues to obtain profitability. In order to become profitable the Reorganized Debtor must provide additional services, utilizing its existing licenses. Management believes that offering high speed internet access will generate those revenues. See "Section 10 - Future Business Activities," page 6.

8. Post-Petition Earnings of the Debtor in Chapter 11. The Debtor commenced this case on August 22, 1997. Therefore the only results of operations are for the periods ended August 31, 1997 and September 30, 1997, which results are summarized as follows:

                            MONTHLY OPERATING REPORTS
-----------------------------------------------------------------------------
                                                  August           September
-----------------------------------------------------------------------------
Net Revenue                                                       $ 9,870.67

Cost Of Goods Sold                                                 13,176.96

Gross Profit                                                       (3,306.29)


Operating Expenses                              $4,048.19          11,003.61


Income Before
Non-Operating Expenses                          (4,048.19)        (14,309.90)
                                                                  -----------

Depreciation                                                        3,751.07

Reorganization Expenses
                                                 4,912.25
                                                 ========

Net Loss                                       ($8,960.44)       ($18,060.97)
==============================================================================
</ TABLE>
                                  The Future

9. The Reorganized Debtor. The directors committee of the Debtor will cause to be formed Advanced Wireless Systems, Inc. a Alabama corporation, or if that name is not available such other name as maybe appropriate in the opinion of the Directors Committee of the Debtor. This corporation will have an authorized capitalization of fifty million (50,000,000) shares of Common Stock, with a par value of one cent (.01) each. On Effective Date all of the assets of the Debtor will vest in Advanced Wireless Systems, Inc., the Reorganized Debtor, and all liabilities under the Confirmed Plan Of Reorganization will be assumed by it. In addition to the foregoing the Reorganized Debtor is purchasing from Mobile certain licenses. The shareholders of the Reorganized Debtor will consist of (i) those creditors in classes 1(a), 2, and 4(b) who elect to receive Common Stock in the Reorganized Debtor in lieu of a cash payment; (ii) purchasers of Certificate Of Indebtedness who elect to convert their debt instruments to equity; and, (iii) Mobile, or the partners of Mobile on dissolution of the partnership should that Certificate of Indebtedness be converted to equity. See "Section 18.3
    - Class 1(b) - Costs Of Administration," page 17, "Section 18.4 - Class 1(c) - Certificates Of Indebtedness," page 18, "Section 30 Transfer Of The Debtor's Assets and Assumption of Liabilities," page 35, and
    "Section 31 Purchase Of licenses From Mobile," page 35.:

10. Future Business Activities. In addition to the delivery of wireless television signals the Reorganized Debtor will offer to the business community and to some lesser extent individuals in the "Mobile, Alabama Market", "High Speed Internet Access". This service offers customers the ability to download data, video, graphics and high fidelity audio at speeds that are much faster than available for users using telephone lines to connect to the internet. Initially the service will only provide this greatly improved speed to download data. The technology in this area has been expanding at a rapid rate and the Federal Communication Commission has been moving rapidly to adopt rules and regulations concerning the development of this new technology. Currently pending before the Federal Communication Commission are proposed rules that will allow two way transmission of signals via the Reorganized Debtor's broadband licenses and which further expands the allowable activity of license holders by authorizing telephonic communications. This new technology coupled with proposed rules and regulations proposed by the Federal Communications Commission are known "Flex Spectrum". Management believes that this new endeavor will proof to be highly profitable. The Mobile Alabama Market has Twelve Thousand (12,000) potential business users, which potential market is sufficiently large enough to generate a substantial revenue stream.
    The Reorganized Debtor owns or leases eleven (11) frequencies, with each frequency having the ability to service approximately Sixteen Hundred Fifty (1,650) subscribers at any given time. See "Section 12 Future Income and Expenses Under the Plan," - page 7.:

11. Basis of the Plan. The Plan is premised upon the sale of part of the Certificates Of Indebtedness that has been previously authorized by the Court in the amount of One Million Dollars and 00/100 ($1,000,000.00); the acquisition of additional licenses from Mobile for a purchase price of Two Hundred Twenty Five Thousand Dollars and 00/100 ($225,000.00) to be paid for through the issuance of an additional Certificate Of Indebtedness to Mobile; and, the future business activities of the Reorganized Debtor. See "Section 12 Future Income and Expenses Under the Plan," - page 7.:

12. Future Income and Expenses Under the Plan. Attached to this Plan Of Reorganization And Disclosure Statement as exhibits are the forecasts of future income and expenses, and sources and uses of funds of the Debtor as follows::

    (a)    Exhibit "A"-  Annual Operating Projections For Five (5)
                         Years.:

    (b)    Exhibit "B"-  Projected Annual Sources and Uses of Cash
                         For Five (5) Years.:

    (c)    Exhibit "C"-  Monthly Operating Projections For One (1)
                         Year.:

    (d)    Exhibit "D"-  Projected Monthly Sources And Uses Of Cash
                         For One (1) Year.:

13. Future Management of the Reorganized Debtor. The following (5) sections set forth (i) the officer and directors of the Reorganized Debtor,(ii)a brief history of such officers and directors,
    (iii) the ownership of the Common Stock in the Reorganized Debtor for any entity that will own more than five percent (5%) of such Common and the ownership of officers and directors as a group, (iv) the future compensation under the Plan of officers and directors and (v) significant transactions between such officers and directors and the Debtor.:

    13.1 Officers and Directors of the Reorganized Debtor. The following table summaries the officers and directors of the Reorganized Debtor, as follows:

===============================================================================
                          OFFICERS AND DIRECTORS
                                    OF
                          THE REORGANIZED DEBTOR
-------------------------------------------------------------------------------

Name                      Address                 Age              Position
-------------------------------------------------------------------------------
Monte Julius           927 Sunset Dr.              64            President and
                    Irving, Texas 75061                          Director /1

Terry Hopkins     4670 Heritage  Oaks Lane         50            Director /2
                  Suisum, California 94585

Oscar L. Hayes        2308 Stuart Ave              60            Secretary and
                  Albany, California 31707                       Director /3

Miles Humphrey       32508 Orchid Lane             72            Treasurer and
                   Parkersburg, Iowa 50665                       Director /4

Demetrios Tsoutsas   470 Burlington Rd
                   Freehold, New Jersey 7728       63            Director /5

Todd Parr         9440 Seven Hills Curve So        39            Vice-President
                    Mobile, Alabama 3665
===============================================================================
</ TABLE>



----------------------------------------
/1  An initial term of three (3) years as director.

/2  An initial term of one (1) year as director.

/3  An initial term of two (2) years as director.

/4  An initial term of two (2) years as director.

/5  An initial term of three (3) years as director.
                                       8

    13.2 Biography of Officers and Directors. The following sections sets forth a brief biography of each officer and director of the Reorganized Debtor, as follows:

           (a) Monte Julius. Mr. Julius has been involved in new business ventures for the past twenty five (25) years as well as the ownership and operation of hotels, retail sales business and contracting services. Mr. Julius operates an OEM business and manages several real estate properties that he owns. Mr. Julius has been the Chairmen of Wireless for the past three (3) years.:

           (b) Terry Hopkins. Mr. Hopkins received a bachelors decree from California State University at Chico in 1970. Ms. Hopkins has been involved for the past five (5) years as both an investor and manger of various wireless telecommunication businesses.:

           (c) Oscar Hayes. Mr. Hayes was previously employ by major financial corporations over the previous twenty eight (28) years in various capacities including company auditor and branch operations manager. Since 1985, Mr. Hayes has been engaged in the real estate appraisal business and own and operates SWAG Real Estate Appraisal Service which has offices in Columbus, Georgia and Albany, Georgia.:

           (d) Miles Humphrey. Mr. Humphrey was previously engaged in the agriculture industry for forty five (45) years. He is a former Marine Corps fighter pilot and was president and chief executive officer of Beaver Valley enterprises for twenty (20) years, when he left that venture in 1992.:

           (e) Demetrios Tsoutsas. Mr. Tsoutsas received a bachelors degree in electrical engineering from the Greek Air Force Academy in 1954. From 1954 until 1960 Mr. Tsoutsas taught various courses in electronics. From 1960 until 1974 Mr. Tsoutsas held various management positions in the communications industry. In 1974 Mr. Tsoutsas started his own business and he currently owns, controls and manages five corporate entities that are involved in military procurement as prime contractors for the Department of Defense and major air frame manufacturers.:

           (f) Todd Parr. Mr. Parr is a fifteen (15) year veteran of the cable television business. Mr. Parr has held various management positions with cable television companies. Mr. Parr acquired his knowledge of electronics while serving in the United States Coast Guard. Todd Parr has been an employed by the Debtor since 1995 as general manager. Mr. Parr in currently completing a degree program at the University of Mobile anticipates receiving a bachelor of science degree in August of 1998.:

    13.3 Compensation of Management. The following sections sets forth the compensation of each officer and director of the Reorganized Debtor who will receive compensation from the Reorganized Debtor as follows:

           (a) Todd Parr. Mr. Parr receives an salary of Forty Six Thousand Two Hundred Dollars and 00/100 ($46,200.00), payable monthly plus health insurance and is reimbursed for necessary and reasonable business expenses.:
                                       9

          (b) Monte Julius. Mr. Julius receives an salary of Twenty Four Thousand Dollars and 00/100 ($24,000.00), payable monthly plus health insurance and is reimbursed for necessary and reasonable business expenses.:

    13.4 ISO. The board of directors of the Reorganized Debtor will adopt an Incentive Stock Option Plan for employees and present such plan to the shareholders for approval. If adopted by the shareholders, the following initial options will be granted to officers and directors::

           (a) Monte Julius. Mr. Julius will be granted an option to purchase One Hundred Fifteen Thousand Six Hundred (115,600) shares of common stock for a period of two (2) years at an exercise price of Twenty Five Cents ($0.25)a share.:

           (b) Demetrios Tsoutsas. Mr. Tsoutsas will be granted an option to purchase Seventy Five Thousand (75,000) shares of common stock for a period of two (2) years at an exercise price of Twenty Five Cents ($0.25) a share.:

           (c) Oscar Hayes. Mr. Hayes will be granted an option to purchase Seventy Five Thousand (75,000) shares of common stock for a period of two (2) years at an exercise price of Twenty Five Cents ($0.25) a share.:

           (d) Miles Humphrey. Mr. Humphrey will be granted an option to purchase Seventy Five Thousand (75,000) shares of common stock for a period of two (2) years at an exercise price of Twenty Five Cents ($0.25) a share.:

           (e) Terry Hopkins. Ms. Hopkins will be granted an option to purchase Fifty Thousand (50,000) shares of common stock for a period of two (2) years at an exercise price of Twenty Five Cents ($0.25) a share.:

           (f) Additional Options to Employees. Such plan will reserve an additional option(s) to purchase an additional Three Hundred Fifty Thousand (350,000) shares of Common Stock at an initial exercise price of Twenty Five Cents ($0.25). Options will be granted to employees, as determined by the Board of Directors and the ISO as incentives. :

    13.5 Significant Transactions Between the Debtor and the Officers and Directors of the Debtor. The following sections set forth significant transactions between the officers and directors of the Debtor, as follows:

           (a) Oscar Hayes. On May 21, 1997 the Debtor borrowed Seventy Five Thousand Dollars and 00/100 ($75,000.00) from Mr. Hayes at an interest rate of twelve percent (12%). That loan is secured by certain assets of the Debtor. In the opinion of the Directors Committee of the Debtor the transaction is reasonable under the existing circumstances and on terms that are more favorable than the Debtor could have obtained from a third party.:

          (b) Demetrios Tsoutsas. On May 21, 1997 the Debtor borrowed One Hundred Thousand Dollars and 00/100 ($100,000.00)from Mr. Tsoutsas at an interest rate of twelve percent(12%). That loan is secured by certain assets of the Debtor. In the opinion of the Directors Committee of the Debtor the transaction is reasonable under the existing circumstances and on terms that are more favorable than the Debtor could have obtained from a third party.:

14. Principal Shareholders of the Reorganized DebtorThe following table sets forth the ownership of Common Stock in the Reorganized Debtor, after giving effect to the winding up and dissolution of Mobile Wireless Partners, by (i) each person who to the knowledge of the Debtor who will be a record or beneficial holder of more than five percent (5%) of the outstanding Common Stock of the Reorganized Debtor, and (ii) all Directors and Officers of the Reorganized Debtor as a group following the transactions contemplated by this Plan Of Reorganization and Disclosure Statement:

===============================================================================
                PRINCIPAL SHAREHOLDERS OF THE REORGANIZED DEBTOR
                           SUBSEQUENT TO CONFIRMATION /1
-------------------------------------------------------------------------------
Name           Address     Type Of Ownership       Shares        Percentage of
                                                    Owned             Class
-------------------------------------------------------------------------------
None

Officers and
Directors as
a Group                       Common Stock         633,480 /2          5.6%
===============================================================================
</ TABLE>

15. Accounting Method Used and Source of Financial Information. The accrual method accounting was used in accordance with generally accepted accounting principles consistently applied for the forecasts. Depreciation was computed using straight-line methods and the useful lives as those used for federal income tax purposes. The forecasts were prepared by Daniel J. Demers, MBA. See "Section 8 Post-Petition Earnings Of The Debtor in Chapter 11," page 6 and Section 12 "Future Income And Expenses Under The Plan", page 7.:

                      ANALYSIS AND VALUATION OF PROPERTY

16. Analysis and Valuation of Property. The following three(3)Subsections of this Disclosure Statement set forth the Debtor's Property, the value of such Property and the Liens, if any, against such Property.

-----------------------------
/1 The foregoing assumes not only the distribution of shares of Common Stock issued to Mobile Wireless Partners but also assumes that the Certificate of Indebtedness issued to purchase certain licenses by the Reorganized Debtor has been converted to Common Stock. The foregoing analysis does not give effect to the potential purchase of Common Stock by any Warrant Holder.

/2 The foregoing assumes the following (i) that all Claims have been paid in stock rather than in cash; (ii) that all warrants issued to officers and directors have been exercised; (iii) that all options issued to officers and directors have been exercised; and (iv) that no director has purchased a certificate of indebtedness and exercised the option to convert such common stock.
                                      11

    The fourth Section arrives at the total value of the Debtor's Property, net of liens and encumbrances, but before costs of disposition of assets or costs of administration of this case. Section 32 - Liquidation Analysis of the Debtor's Property, page 36 contains an analysis of what would be realized by Creditors if the Debtor's case were converted to one under Chapter 7 of the Code and the property liquidated. In order to understand the Debtor's assets and what would be realized from a sale of those assets, both sections must be read.:

    16.1   Real Property of the Debtor.  The Debtor owns no real property.

    16.2   Tangible Personal Property of the Debtor.  The Debtor owns personal property consisting of  which is described in the following table:
===============================================================================
               SUMMARY OF THE DEBTOR'S TANGIBLE PERSONAL PROPERTY
-------------------------------------------------------------------------------
Type             Value          Method               Lien           Net Equity
-------------------------------------------------------------------------------
Vehicles /1   $   8,500.00       Market           $  5,500.00       $  3,000.00

Machinery
and Equipment $ 306,590.00       Market           $200,000.00       $106,590.00

Inventory /2  $  64,237.00       Market           $ 64,237.00       $ 64,237.00
              =================================================================
TOTALS        $ 379,327.00                        $205,500.00       $173,827.00
===============================================================================
</ TABLE>

-----------------------------
/1 The Debtor, at the Filing Date, had the right to purchase a 1995 Chev. 10 pickup for a cash price of $5,000.00.

/2 The inventory further secures the debt set forth under machinery and equipment.
                                      12

    16.3   Intangible Personal Property of the Debtor.  The following table sets forth the Debtor's intangible personal property as valued by the Debtor as of the Filing Date:
===============================================================================
            SUMMARY OF THE DEBTOR'S INTANGIBLE PERSONAL PROPERTY
-------------------------------------------------------------------------------
Type                Value          Method           Lien /1          Net Equity
-------------------------------------------------------------------------------
Cash and
Cash in Banks    $ 25,940.28        Face                            $ 25,940.28

Security
Deposit          $ 33,600.00        Face                            $ 33,600.00

Receivership /2  $375,000.00      Estimated                         $375,000.00

Leased MMDS
& ITFS       /3
Frequencies      $560,000.00       Market                           $560,000.00

Accounts
Receivable       $  4,888.00        Face                            $  4,888.00
                 ==============================================================
TOTALS           $999,438.28                                        $999,438.28
===============================================================================
</ TABLE>

    16.4 Liquidation Value of the Debtor's Assets. Based upon the presentation in the three preceding Subsections of this Plan Of Reorganization And Disclosure Statement, the Debtor's Estate has a net equity value of One Million One Hundred Seventy Thousand Two Hundred Sixty Five Dollars and 28/100 ($1,173,265.28) after addressing the Claims of Secured Creditors, but before the cost of the disposition of such assets and before the Cost of Administration of this Chapter 11 case and the potential Costs of Administration of a Chapter 7 estate. See "Section 32 - Liquidation Analysis of the Debtor's Property," page 36.:


                        THE DEBTOR'S PLAN

               Claim Classification Under the Plan

17. Classification Claims Under the Plan. The Plan establishes ten (10) classes that deal with Claims of Creditors and the Interest of Equity Security Holders in the Debtor. The following Sections summarize the

-----------------------------
/1 The liens referred to in the preceding section are all encompassing and therefore are further secured by the property in this section.

/2 The Debtor anticipates that it will receive $375,000.00 from a receivership action that involved the original promoters. However, the figure is based upon representations made by the receivers' attorney, which amounts he has estimated based upon future settlement payments being made by certain third parties. Therefore there can be no assurance that such funds will be received. As of the date of this Plan of Reorganization and Disclosure Statement the Debtor has received $200,000.00 from the receiver.

/3 The foregoing leases are not disclosed on schedule B of the Debtor's schedules but rather on schedule G. The Debtor's management has used its best efforts in arriving at a market value of these leases. However, there can be no assurances that the leases can be successfully assigned to third parties because of the various requirements of the FCC.
                                      13
    claim classification that the Debtor has utilized in formulating this Plan Of Reorganization:

    17.1 Class 1 - Administrative Expenses. Class 1 consists of the costs and expenses of administration, as defined in
           Section  503(b) of the Code and given priority pursuant to
           Section 507(a)(1) of the Code, for which application or allowance is made, or a Claim is filed prior to the Effective Date, as the same are allowed, approved, and ordered paid by the Court, except operating expenses incurred in the ordinary course of business and Claims arising under Section 364 of the Code. Class 1 is divided into three (3) Classes as follows:

           (a) Class 1(a) - Professional FeesClass 1(a) consists of all Claims arising under Sections 330 and 503 of the Code, as the same may be allowed and ordered paid by the Court in the approximate future amount of ($). See "Section 18.2 - Class 1(a) - Professional Fees," page 17. :

           (b) Class 1(b) - Costs of Administration. Class 1(b) consists of all costs and expenses of administration, except Claims arising under Sections 330 and 503 of the Code, as the same may be allowed and ordered paid by the Court, including, but not limited to, the costs of reproduction and mailing of this Plan Of Reorganization and Disclosure Statement, including the fees due to the United States Trustee, and any post-petition operating expenses which are due and unpaid at the date of Confirmation. See "Section 18.3 - Costs of Administration," page 17.:

           (c) Class 1(c) - Certificates Of IndebtednessClass 1(c) consists of all Claims arising out of the issuance of Certificates Of Indebtedness authorized by the Court pursuant to Section 364(c) of the Code previously authorized by an Order of the Court dated October 9, 1997. See "Section 18.4 - Class 1(c) - Certificates Of Indebtedness," page 18.:

    17.2 Class 2 - Wage Claims. This Class consists of all Tax Claims which are entitled to priority pursuant to Section
           507(a)(3) of the Code. See "Section 18.5 - Class 3- Tax Claims," page 18.:

    17.3 Class 3 - Tax Claims. This Class consists of all Tax Claims which are entitled to priority pursuant to Section
           507(a)(8) of the Code. See "Section 18.6 - Class 2- Tax Claims," page 19.:

    17.4   Class 4 - Unsecured Claims. This Class consists of all
           Unsecured Claims except those in Classes 1, 2, 3 and 5. Class 4 is divided into Two Classes, each of which shall vote separately, as follows:

           (a) Class 4(a) - Claims of $1,000 or less. This Class consists of all Allowed Unsecured Claims, including Priority Tax Claims in the amount of One Thousand Dollars and 00/100 ($1,000.00) or less, including Allowed Claims of those Unsecured Creditors in excess of One Thousand Dollars and 001/00 ($1,000.00) in Class 3(b) who agree to reduce their Claims to One Thousand Dollars and 00/100 ($1,000.00), and excluding those Claims in Classes 1, 2, 3 and 5. See "Section 18.7 - Class 3(a) - Claims of $1,000 or less," page 20.:
                                      14

           (b) Class 4(b) - Claims of More Than $1,000. This Class consists of all Allowed Unsecured Claims in excess of One Thousand Dollars and 00/100 ($1,000.00), including Creditors whose Claims arise out of the rejection of executory contracts and unexpired leases and the deficiency Claims of Creditors who were previously secured, and whose Claims have been determined to be unsecured in whole or in part, pursuant to Section 506(a) or Section 1111(b) of the Code, or by agreement between the Secured Creditor and the Debtor, excluding Allowed Claims of the Unsecured
                 Creditors in this Class who agree to reduce their Claims to Two Hundred Dollars ($200) and excluding those Claims in Classes 1, 2, 3(a), 4 and 5. See "Section 18.8 - Class 3(b) - Claims of More than $1,000," page 22.:

    17.5 Class 5 - Secured Claims. Class 5 consists of all Secured Claims. Class 5 is divided into two (2) Classes, each of which shall vote separately, as follows:

           (a) Class 5(a) - Hayes. The Secured Claim of Hayes in the approximate amount of Seventy Five Thousand Dollars and 00/100 ($75,0000), as of the Filing Date, secured by a lien on all license agreements, channel leases, contracts, accounts receivable, equipment leases and other choses in action of the Debtor and all additions, replacements, machinery, parts and goods used by the Debtor in the operation of its business located at 4123-A, Unit 1, Mobile, Alabama. See "Section 18.9 - Class 5(a) - Hayes," page 24.:

           (b) Class 5(b) - Tsoutsas. The Secured Claim of Tsoutsas in the approximate amount of One Hundred Thousand Dollars and 00/100 ($100,000.00), as of the Filing Date, secured by a lien on all license agreements, channel leases, contracts, accounts receivable, equipment leases and other choses in action of the Debtor and all additions, replacements, machinery, parts and goods used by the Debtor in the operation of its business located at 4123-A, Unit 1, Mobile, Alabama. See "Section 18.10 - Class 5(b) - Tsoutsas," page 24.:

    17.6 Class 6 - Retained Interest of the Equity Security Holders. This Class consists of holders of . See "Section 29 - Class 6 - Retained Interest of the Equity Security Holders," page 35.:

                 Treatment and Distribution to Classes Under the Plan

18. Treatment and Distribution Under the Plan. The following Sections describe the treatment given to each Class of Creditors under the Plan and the distribution to be made to them.:
                                      15

    18.1   Summary of Plan Payments.  The Debtor has prepared the
           following table showing the estimated payments to be made
           under the Plan to each Class of Creditors. See also
           Exhibit "A" of this Plan Of Reorganization And Disclosure
           Statement (Note:  In some cases, payments are estimated.
           A complete reading of this Plan Of Reorganization And
           Disclosure Statement is required):
===============================================================================
              SUMMARY OF USE OF FUNDS - YEARS ONE THROUGH FIVE
-------------------------------------------------------------------------------
Class                Year 1         Year 2       Year 3     Year 4      Year 5
-------------------------------------------------------------------------------
Class 1(a)      $   57,500.00

Class 1(b)

Class 1(c) /1   $  500,000.00    $500,000.00

Class 2         $    4,000.00

Class 3         $    1,403.76

Class 4(a)      $    3,174.51

Class 4(b)      $  285,602.00

Class 5(a) /2   $   75,000.00

Class 5(b) /3   $  100,000.00
                ===============================================================
TOTALS          $1,026,680.27    $500,000.00
===============================================================================
</ TABLE>

               Class 1 - Administrative Expenses

    18.2 Class 1(a) - Professional Fees. The following expenses incurred in the administration of the Chapter 11 Case must be approved by the Court:

           (a) Attorneys For The Debtor. The Debtor estimates that the Reorganized will have to pay its counsel the approximate future sum of Forty Five Thousand Dollars and 00/100 ($45,000.00). No applications for compensation has been submitted to the Court for approval of such fees and expenses by counsel for the Debtor.

-----------------------------
/1  Excludes accrued interest.

/2  Excludes accrued interest.

/3  Excludes accrued interest.
                                      16

           (b) Accountants For The Debtor. The Debtor estimates that the Reorganized Debtor will have to pay its accountant the approximate sum of Seven Thousand Five Hundred Dollars and 00/100 ($7,500.00).:

           (c) FCC Counsel. The Debtor estimates that the Reorganized Debtor will have to pay its FCC counsel the approximate sum of Five Thousand Five Dollars and 00/100 ($5,000.00).:

           (d) Payment of Professional Fees. Any Administrative Expense which has not been approved by the Court by the Effective Date will be estimated by the Debtor and an appropriate reserve maintained therefore, until the amount thereof has been determined by the Court. Each Administrative Claimant within this Class 1(b) shall have the right to convert their Administrative Claim into Units Of Equity in the manner provided for in Class 1(c).:

           (e) Court Costs. Any Court fees or Court reporter's fees which have not been paid. The directors committee of the Debtor does not know of any such fees, but if such fees do exist, they will not be significant.:

           (f) Costs of Distribution and Mailing of Plan Of Reorganiza-tion and Disclosure StatementThe cost of reproduction and mailing of the Debtor's Plan and Disclosure Statement to the Creditors and other parties in interest in this case. These expenses have not been determined.:

    18.3 Class 1(b) - Costs of Administration. Administrative Expenses, including the fees and expenses of the United States Trustee, incurred in the ordinary course of business shall be paid in accordance with the terms upon which credit was extended or in accordance with any subsequent amendment of the original credit terms as agreed to by the Administrative Expense Claimant and the Debtor. Administrative Expenses incurred, other than in the ordinary course of business, shall be paid, to the extent that they have not already been paid, in full, on the fifteenth (15th) day of the first full month following the Effective Date. Any such Administrative Expense which has not been approved by the Court by the Effective Date will be estimated by the Debtor and an appropriate reserve maintained therefore, until the amount thereof has been determined by the Court, and paid promptly thereafter. Each Administrative Claimant within this Class 1(b) shall have the right to convert their Administrative Claim into Units Of Equity in the manner provided for in Class 1(c).:

    18.4 Class 1(c) - Certificates of Indebtedness. Claimants within Class 1(c) shall be paid in full according to the terms and conditions set forth in the Certificates Of Indebtedness. The Court has previously authorized the issuance of One Million Dollars and 00/100 ($1,000,000.00) pursuant to Section 364(c) of the Code. The sales effort, as of the date of this Disclosure Statement is ongoing and therefore the Debtor is unable to estimate either the amount of Claims in this Class or the number of Claimants.:

           (a) Option to Convert to Common Stock and Warrants. The holders of the Certificates Of Indebtedness shall have the option to convert their Certificates of Indebtedness into Units
                                      17
                 of Equity by receiving one Unit Of Equity for each One Dollar and 00/100 ($1.00) of debt.:

           (b) Units of Equity. Each Unit of Equity shall consist of (2) Shares of Common Stock and two (2) Series "A" Warrants, which warrants shall give the holders thereof the right, for one (1) year following the Effective Date, to purchase one (1) share of Common Stock in the Reorganized Debtor for Seventy Five Cents ($0.75) for each such Warrant.:

           (c) How Exercised. Each Holder of a Certificate of Indebtedness who desires to convert their debt to Units of Equity shall do so by filling in the form provided Holder thereof and returning the same to the Reorganized Debtor along with the Original of the Certificate Of Indebtedness held by such Holder.:

           (d) Time Period Within Which To Covert. The right to convert into Units Of Equity pursuant to this Class 1(c) shall expire on the anniversary date of the Effective Date.:

                      Class 2 - Wage Claims Entitled To Priority


    18.5 Class 2 - Wage Claims. Wage Claims in this Class shall be paid in full on the first day of the first full month following the Effective Date or in the alternative such Claimant may elect to receive Common Stock in the same manner and on the same terms and conditions as Class 4(b) Claimants. There is one Claimant in this Class with a Claim of Four Thousand Dollars and 00/100 ($4,000.00).:

           (a) Impairment. The Allowed Unsecured Priority Tax Claim in this Class is Impaired as that term is defined in Section 1124 of the Code.:

           (b) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Claim of Claimants in this Class as that term is defined in Section 1129(b) of the Code.:

           (c) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:

           (d) Option To Convert To Equity. Each Wage Claimant within this Class 2 shall have the right to convert their Wage Claim into Units Of Equity in the manner provided for in Class 1(c).:

                       Class 3 - Tax Claims Entitled to Priority

    18.6 Class 3 - Tax Claims. Tax Claims in this Class shall be paid in full on the first day of the first full month following the Effective Date. To the extent that a tax measured by income or gross receipts, pursuant to Section
           507(a)(8)(B) of the Code, became due more than three (3)
                                      18
           years prior to the Filing Date, such Claim shall not be
           entitled to interest after the Filing Date nor shall it accrue interest after the Effective Date. To the extent that a property tax, assessed before the commencement of the case and last payable without penalty after one year before the date of the filing of the petition of a kind specified in Section 507(a)(8)(B) of the Code, exceeds such period, such Claim shall not be entitled to interest after the Filing Date nor shall it accrue interest after the Effective Date. To the extent that a penalty related to a Claim is not compensation for an actual pecuniary loss, it shall not accrue interest after the Filing Date nor after the Effective Date, pursuant to the provisions of Section 507(a)(8)(G) of the Code. To the extent that a Claim in this Class is outside of the provisions of
           Section 507(a)(8) of the Code, it shall not bear interest after the Filing Date and shall not bear interest after the Effective Date. Tax Claims not entitled to priority, pursuant to Section 507(a)(8) of the Code, shall be paid pursuant to the provisions of Class 4(b). There is one (1) Claimant in this Class with a Claim of One Thousand Four Hundred Three Dollars and 76/100 ($1,403.76).:

           (a) Impairment. The Allowed Unsecured Priority Tax Claim in this Class is Impaired as that term is defined in
                 Section 1124 of the Code.:

           (b) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Claim of Claimants in this Class as that term is defined in Section 1129(b) of the
                 Code.:

           (c) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:
                                      19

                           Class 4 - Unsecured Claims

    18.7   Class 4(a) - Allowed Unsecured Claims of $1,000 or Less.
           Claims in this Class shall be paid in full on the first day of the first full month following the Effective Date or in the alternative the Claimants within this Class may elect to receive shares of Common Stock in the same manner and on the same conditions as Class 4(b) Claimants.  The Debtor estimates that there are twenty five (25) Claimants in this Class with Claims totaling Three Thousand One Seventy Four Dollars and 51/100 ($3,174.51, which are summarized as follows:
===============================================================================
                    SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
                         OF ONE THOUSAND DOLLARS OR LESS
-------------------------------------------------------------------------------
Name of Creditor                Proof Of Claim               Amount  Scheduled
-------------------------------------------------------------------------------
Alabama Power                                                   $  757.51

American Medical Response                                            9.95

American Medical Security                                           34.66

Bell South                                                         412.31

Best Power                                                         175.58

PB Oil                                                              62.86

Cable View                                                         140.00

Contec Limited Partnership                                         324.19

David Yommer                                                         5.79

Dearl Fussell                                                        4.54

Great Lakes Data Systems                                           130.00

John Cassity                                                        23.45

Kelly's Pest Control                                                50.00

Mobile Area Water                                                   10.96

Mobile Comm                                                         27.00

Mobile Press Register                                               48.60

Network Solutions                                                  100.00

Office Max                                                         128.42

Roebuck - Robert Brothers                                          844.04

Rohn                                                               558.80

===============================================================================
                    SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
                         OF ONE THOUSAND DOLLARS OR LESS
-------------------------------------------------------------------------------
Name of Creditor                Proof Of Claim               Amount  Scheduled
-------------------------------------------------------------------------------
Ronnie Breland                                                      13.00

Teri Fuga                                                            5.85

Wanda Johnson                                                       12.87

Waste Management                                                    56.84

Wesco Eng. Supply Co.                                                4.75
                               ================================================
TOTAL                                                           $3,174.51
===============================================================================
</ TABLE>

           (a) Amounts In Class May Vary. Inasmuch as Creditors in Class 3(b) are given the option of reducing their Claims to One Thousand Dollars and 00/100 ($1,000.00) to be included in this Class 3(a) the number and amount of Claims may vary.

           (b) Impairment. The Allowed Unsecured Claims of Creditors in this Class are Unimpaired as that term is defined in
                 Section 1124 of the Code.:

           (c) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Claim of Claimants in this Class as that term is defined in Section 1129(b) of the Code.:

           (d) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:

    18.8 Class 4(b) - Allowed Unsecured Claims of More Than $1,000. Class 4(b) will be paid in full, in cash the first day of the second full month following the Effective Date or in the alternative Claimants within this Class have the options of (i) receiving shares of Common Stock in the Reorganized Debtor or (ii) reducing their Claim to One Thousand Dollars and 00/100 ($1,000.00) and being paid soon after Effective Date, as set forth below. The Debtor estimates, that there are twelve (12) Claimants in this Class, with Claims totaling Three Hundred Thirteen Nine Hundred Sixty One Dollars and 80/100 ($313,961.80), without giving effect to any Claimant who may elect to paid pursuant to Class 4(a) or Claims that maybe become subject to the Objection Procedure, which are summarized as follows:

===============================================================================
                   SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
                       OF MORE THAN ONE THOUSAND DOLLARS
-------------------------------------------------------------------------------
Name of Creditor         Amount  Scheduled     Proof of         Election To
                                                Claims           Shares Of
                                                                Common Stock
-------------------------------------------------------------------------------
Alan R. Turam       /1       $  2,883.00                           2,883

Alverson Taylor     /2          5,500.00                           5,500

Cavell, Mertz & Perrymen  /3    7,237.50   $     7,237.50          7,238

Hybird Networks, Inc.         134,668.00                         134,668

ISP Alliance       /4          22,047.00             0.00

Mobile Wireless Partners       90,000.00                          90,000

Monte Julius                   10,400.00                          10,400

Pepper & Corazzini /5           5,457.35         2,500.00          2,500

-----------------------------
/1  The Debtor has objected to this Claim as being excessive.

/2  The Debtor has objected to this Claim as being excessive.

/3  The Debtor has objected to this Claim as being excessive.

/4 The Debtor, in furtherance of its present business activities purchased a 24 bank router. During the course of the transaction the vendor from whom ISP Alliance was purchasing the equipment ran a two for one special. The effect of that transaction was to extinguish the Claim of ISP Alliance in the amount of $22,047.00.

/5 By written agreement between the Debtor and the Claimant the Allowed Unsecured Claim has been reduced to $2,500.00.
                                      22

===============================================================================
                   SUMMARY OF UNSECURED CREDITORS WITH CLAIMS
                       OF MORE THAN ONE THOUSAND DOLLARS
-------------------------------------------------------------------------------
Name of Creditor         Amount  Scheduled     Proof of         Election To
                                                Claims           Shares Of
                                                                Common Stock
-------------------------------------------------------------------------------
[S]                          [C]                [C]              [C]
Rosenman & Collin /1           25,212.00        18,500.00          1,850

Tower Associates, Inc. /2       7,356.60                           7,357

Two-Way Communications /3       1,698.50                           1,699

Water, McPherson, McNeil /4     1,901.93                           1,902
                             ==================================================
TOTAL                        $314,361.80                         245,797
===============================================================================
</ TABLE>

           (a) Election To Receive Common Stock. Each Claimant within this Class 4(b) shall have the option of receiving shares of Common Stock in the Reorganized Debtor in lieu of the cash payment provided for herein. Upon such election such electing Claimant shall have the right to receive one (1) share of Common Stock in the Reorganized Debtor for each One Dollar and 00/100 ($1.00) of Allowed Claim within this Class. Such election must be made at the time the Unsecured Creditor casts his ballot on the Plan.:

           (b) Election To Reduce Claims To One Thousand Dollars. Unsecured Creditors whose Claims fall within this Class 4(b) have the option of being included in Class 4(a) to be paid in full, pursuant to the terms of payment set forth in Class 4(a), by reducing their Claim to One Thousand Dollars and 00/100 ($1,000.00). Such election must be made at the time the Unsecured Creditor casts his ballot on the Plan.:

           (c) Impairment. The Allowed Unsecured Claims of Creditors in this Class are Impaired as that term is defined in Section 1124 of the Code. :

           (d) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:

-----------------------------
/1 By written agreement between the Debtor and the Claimant the Allowed Unsecured Claim has been reduced to $18,500.00.

/2  The Debtor has objected to this Claim as excessive.

/3  The Debtor has objected to this Claim as excessive.

/4  The Debtor has objected to this Claim as excessive.
                                      23

           (e) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Secured Claim of the Claimant as that term is defined in Section 1129(b) of the Code.:

           (f) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:

                            Class 5 - Secured Claims

    18.9 Class 5(a) - Hayes. The following terms, conditions and method of payment shall apply to the Allowed Secured Claim of Hayes:

           (a) Interest Rate and Payment. Hayes shall be paid in full, in cash, on the first day of the first full month following the Effective Date with interest thereon at the rate of Nine percent (9%).:

           (b) Lien Retention. The Claimant shall retain its Lien on the real property and all improvements located thereon and shall retain its lien on the personal property consisting of tractors and trailers.:

           (c) Conditions of Default and Remedies. A failure by the Debtor to make payment to Hayes, pursuant to the terms of this Class 4(b) shall be an event of default. The Debtor shall have fifteen (15) days from receipt of notice from such Claimant to cure the default. If the default is not cured within the fifteen (15) day period, the Claimant may (a)accelerate its Allowed Secured Claim to be immediately due and owing and/or (b) pursue any and all available state and federal rights and remedies. The Debtor is permitted to cure a default once.:

           (d) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.:

           (e) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Secured Claim of the Claimant as that term is defined in Section 1129(b) of the Code.:

           (f) Impairment. The Allowed Secured Claim of the Claimant is Impaired as that term is defined in Section 1124 of the
                 Code.:


    18.10 Class 5(b) - Tsoutsas. The following terms, conditions and method of payment shall apply to the Allowed Secured Claim of Tsoutsas:

           (a) Interest Rate and Payment. Tsoutsas shall be paid in full, in cash, on the first day of the first full month following the Effective Date with interest thereon at the rate of Nine percent (9%).

           (b) Lien Retention. The Claimant shall retain its Lien on the real property and all improvements located thereon and shall retain its lien on the personal property consisting of tractors and trailers.

           (c) Conditions of Default and Remedies. A failure by the Debtor to make payment to Tsoutsas, pursuant to the terms of this Class 4(b) shall be an event of default. The Debtor shall have fifteen (15) days from receipt of notice from such Claimant to cure the default. If the default is not cured within the fifteen (15) day period, the Claimant may (a) accelerate its Allowed Secured Claim to be immediately due and owing and/or (b) pursue any and all available state and federal rights and remedies. The Debtor is permitted to cure a default once.

           (d) Discrimination. The Plan does not discriminate unfairly with respect to the Allowed Secured Claim of the Claimant, pursuant to Section 1129(b)(1) of the Code.

           (e) Fair and Equitable. The Plan is Fair and Equitable with respect to the Allowed Secured Claim of the Claimant as that term is defined in Section 1129(b) of the Code.

           (f) Impairment. The Allowed Secured Claim of the Claimant is Impaired as that term is defined in Section 1124 of the
                 Code.:

                       Mechanics and Implementation of the Plan

19. Means For Execution of the Plan. The Proponent of the Plan provides the following means for the execution of the Plan:

    19.1 Reinvestment of Property. On Confirmation, the Reorganized Debtor shall be reinvested with the Property of its Estate, subject only to the terms of the Plan and the Liens of the Secured Creditors described herein:

    19.2 Cash Payments. Beginning on the Effective Date, the Reorganized Debtor shall, from time to time, deliver to the Disbursing Agent sufficient cash for the benefit of Creditors and other parties in interest to satisfy the cash payments required under the Plan.
           See "Section 18 - Treatment and Distributions to Creditors Under The Plan," page 16.

    19.3 Source of Funds - Certificates of Indebtedness and Future Earnings. The source of funds is the sale of the Certificates Of Indebtedness and the future operations of the Reorganized Debtor. See "Section
           18.4 - Class 1(c) - Certificates Of Indebtedness," page 18, and "Section 12 - Future Income and Expenses Under the Plan," page 7:
           Feasibility of the Plan.

20. Feasibility. The following Sections describe the feasibility of this Plan Of Reorganization as proposed by the Debtor:
                                      25

    20.1 Forecasts. Reference is made to Section 12 - Future Income and Expenses Under the Plan, page 7 for a list of the Financial Forecasts attached to this Disclosure Statement.

    20.2 Future Business Activity of the Reorganized Debtor. The directors committee of the Debtor believes that the business plan developed for the Reorganized Debtor will realize a substantial profit and that there will be no necessity for any further reorganization proceedings. See "Section 12 - Future Income and Expenses Under the Plan," page 7.

    20.3 No Further Reorganization Proceedings. It is the opinion of the directors committee of the Debtor that the sale of the Certificates Of Indebtedness will generate sufficient working capital for the Reorganized Debtor to implement the Reorganized Debtor's business plan, which will in turn generate substantial profits. The directors committee of the Debtor is of the opinion that no further reorganization proceedings will be necessary and that Reorganized Debtor will be able to compete successfully in the market place.

                                      Bar Date

21. Time Period for Filing Claims. The list of Creditors filed in this case by the Debtor shall constitute the filing of a Claim by each Creditor which is not listed as disputed, contingent or unliquidated as to amount. However, the Debtor reserves the right to object to any such Claim where it appears that the amount scheduled by the Debtor is improper or where there is some dispute with regard to that Claim. All other Creditors, or Creditors who disagree with the amounts as scheduled by the Debtor, must file a Claim by the Bar Date, January 19, 1998, unless a separate Bar Date applies for the rejection of executory contracts and unexpired leases under the Plan or where there exists deficiency claims arising out of the abandonment of collateral to previously Secured Creditors or as a result of the granting an order for relief from the provisions of Section 362 of the Code or a Final Order pursuant to Sections 506(a) of the Code or Section 1111(b) of the Code or the Claimant is a Governmental Unit.

                           Claims Allowance Procedure

22. Claims Allowance Procedure and Conditions to Distribution. The following terms and conditions are conditions precedent to the right of a Creditor to receive distributions under the Plan:

    22.1 Objections to Claims. All references to Claims and amounts of Claims refer to the amount of the Claim as allowed by the Court, an Allowed Claim. The Debtor, or any party in interest who wishes to object to a Claim, must object to such Claim within one hundred eighty (180) days after the Effective Date in order to have the Court determine the amount allowed to be paid under the Plan. Upon application filed within such one hundred eighty (180) day period, if cause is shown, the Court may extend such period for a time reasonable under the circumstances. If no objection is filed within the time so limited to the allowance of any Claim, such Claim shall become an Allowed Claim. See "Section 28 - Retention of Jurisdiction by the Court," page 33.

    22.2 No Distribution Until Objection Resolved. If the Debtor, or another party in interest, files an objection to a Claim, no payment shall be made on such Claim until the dispute
           is resolved by the Court pursuant to a Final Order.  If
           any Claim, or a portion thereof, is challenged by
           objection, the Debtor or the Disbursing Agent shall segregate and set aside funds consistent with this Plan Of
                                      26

           Reorganization, sufficient to satisfy the Claim as filed, or as scheduled by the Debtor as set forth in the preceding Section 22.1 - Objections To Claims. When an objection to a Claim has been resolved, distribution shall be made accordingly. If the Court determines that the Debtor is obligated on any such Claim, such Claim shall be paid in accordance with the terms herein as allowed by the Court. Such Creditor shall then be paid pursuant to the terms set forth in Section 12 - Treatment and Distributions to Creditors Under the Plan, page 9 of this Plan Of Reorganization
           And Disclosure Statement. Such payment or payments shall constitute full satisfaction and discharge of each of such Claims.

    22.3 Deficiency Claims. Unsecured Creditors whose Claims arise out of a deficiency resulting from the abandonment of collateral to a previously Secured Creditor, or resulting from Orders granting relief from the provisions of Section 362 of the Code, must file their Claims within thirty (30) days after Confirmation of this Plan Of Reorganization. Unsecured Creditors whose Claims arise out of an Order issued pursuant to Section 506(a) or 1111(b) of the Code must file their Claims by the later of the Bar Date or thirty (30) days after the entry of the Section 506(a) or
           Section 1111(b) of the Code Final Order to be included in Class 3.

    22.4 Other Claims, Including Amendment to Claims. All Claims not allowed or filed prior to Confirmation, including post-petition Claims, and not previously barred by prior Order and not covered by the preceding two (2) Sections, shall be barred if not filed on or before thirty (30) days after Confirmation, including Claims, or amendments to Claims and/or applications for compensation arising under Sections 330, 503 or 506 of the Code, unless the Bar Date shall not have expired in which event the later of the two
           (2) dates shall apply.

    22.5 Performance of Obligations. Any entity, including a Creditor, which has not, within the time provided in this Plan Of Reorganization And Disclosure Statement or any Final Order of the Court, performed any material act acquired in this Plan Of Reorganization And Disclosure Statement or any Final Order of the Court, shall not be entitled to participate in any distribution under this Plan Of Reorganization.

    22.6 Surrender and Cancellation of Debt Instruments. No holder of a promissory note, bond, payment guaranty or security agreement (collectively referred to as "instruments")
           shall receive any distribution under this Plan Of Reorganization until such instrument has been surrendered to, or satisfactory evidence of loss has been provided to, the Debtor and the holder has filed a UCC-2 with the Secretary of State of the State of Alabama. No holder of a judgment lien or notice of lis pendens shall receive any distributions under the Plan until such Lien or notice of lis pendens has been released or removed. Any holder of an instrument that fails to surrender such instrument or provide satisfactory evidence of loss thereof within
           twelve (12) months after the Effective Date shall be
           deemed to have no further Claim against or in the Debtor,
           and shall receive no distribution under this Plan.  Any
           such distribution which otherwise would have been made to such holder will thereafter become the unencumbered property of the Debtor. Other than the Liens for Secured Creditors specifically set forth in this Plan Of Reorganization, all mortgages, deeds of trust, security agreements, judgment liens, notices of lis pendens and other Liens securing any Claim shall be deemed to have
           been relinquished and reconveyed to the Debtor as of the Effective Date.
                                      27

                         General Terms and Conditions

23. General Terms and Conditions. The following general terms and conditions apply to the Plan:

    23.1 Reinvestment of Title. On Confirmation, the Debtor shall be reinvested with the Property of its Estate, subject only to the terms of the Plan and the Liens of the Secured
           Creditors described herein.

    23.2 Discharge. The Debts of the Debtor are being discharged pursuant to the provisions of Section 1141(d) of the Code.

    23.3   Preservation of Bankruptcy Causes of Action.  Pursuant to
           Section 1123(b)(3)(B) of the Code, the Debtor shall retain each and every claim, demand or cause of action whatsoever which the Debtor or the Debtor-in-Possession had or had power to assert immediately prior to Confirmation of this Plan of Reorganization. Included, without limitation, are actions for the avoidance and recovery, pursuant to
           Section 550 of the Code, of transfers avoidable by reason of Sections 544, 545, 547, 549 or 553(b) of the Code. The Debtor may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of the same. Any and all Claims which the Debtor or the estate of the Debtor may have or which may arise under any of the provisions of the Code or which may be enforceable under any of the provisions of the Code or any other law or statute, including Claims of the Estates, shall be preserved and the Court shall retain jurisdiction to dispose of such causes of action, including common or statutory law causes of action unrelated to bankruptcy, pursuant to Section 1123(b)(3)(B) of the Code. All such causes of action shall belong to the Debtor as part of the Property of such Debtor. To the extent any cause of action shall be non-transferable to the Debtor, the Debtor shall prosecute such causes of action for the benefit of the estate. Any recovery of such non-transferable causes of action shall be distributed as the Court finds is fair and equitable.

    23.4 No Additional Charges. Except as expressly stated in this Plan, or as allowed by Court Order, no interest, penalty, late charge or additional charges (such as attorneys fees) shall be allowed on any Claim subsequent to the Filing Date.

    23.5 De Minimis Distributions. Notwithstanding anything to the contrary herein, no distributions of cash shall be made hereunder in an amount less than Ten Dollars ($10). All cash not distributed pursuant to this provision shall vest in the Debtor, free of any Claim.

    23.6 Securities Laws. Any satisfaction provided to any Creditor or other party in interest pursuant to this Plan which may be deemed to be a security, is exempt from registration under certain state and federal securities laws pursuant to Section 1145 of the Code. Absent registration or another exemption from the requirements of registration pursuant to the Securities Act of 1933, as amended, and any applicable State Securities Law, the subsequent transfer of any such securities is not so exempt.

    23.7 Securities Law Compliance. The Reorganized Debtor will not be a reporting company and therefore has not filed a report with the Securities and Exchange Commission
           pursuant to the requirements of Section 13 and/or 15(d) of
                                      28
           the Securities Exchange Act of 1934, as amended. The Reorganized Debtor, after the Effective Date, intends to seek to be listed on the NASD Electronic Bulletin Board by filing a report on form 15(c)(2)(11). Although not initially required, the Reorganized will be required to meet certain financial statement requirements in order to continue such listing, if granted, including certified audits of its financial condition. There can be no assurance that the Reorganized Debtor will obtain a listing, or if a listing is obtained, that such listing will be kept current.

    23.8 Representations of Acquiring Shareholders in the Reorganized Debtor. In order to meet certain FCC requirements concerning the acquisition of licenses any entity that either is (i) acquiring five percent (5%) or more of the Common Stock of the Reorganized Debtor or (ii) the right to acquire five percent (5%) or more the Common Stock of the Reorganized Debtor must disclose and represent to the Reorganized Debtor the following facts:

           (a) FCC License. Has such person had any FCC station license or permit revoked or had any application for permit, license or renewal denied by the FCC.

           (b) Monopoly. Has any court finally adjudged such person guilty of unlawfully monopolizing or attempting unlawfully to monopolize radio communication, directly or indirectly, through control of manufacture or sale of radio apparatus, exclusive traffic arrangement, or other means of unfair methods of competition.

           (c) Criminal Acts. Has such person ever been convicted of a felony by any state or Federal court. Has such person been convicted of a crime for which the penalty imposed was a fine of $500.00 or more, or an imprisonment of six months or more. Has such person been finally adjudged guilty as above stated.

           (d) Pending Matters. Is such person presently a party in any matter referred to in items (b) and (c).

           (e) Other Stations. Is such person, either directly or indirectly, through contract or otherwise, currently interested in the ownership or control of any other radio station licensed by the FCC.

           (f) Foreign Government. Is such person a representative of an alien or of a foreign government.

           (g) Other Ownership. Has such person in the past fifteen years been directly or indirectly interested in the ownership or control of any radio stations other than those referred to above.

           (h) MDS or MMDS. Is such person directly or indirectly interested in or affiliated with, or has leasing arrangements with a cable television company.

           (i)   Corporation.  If such person is a corporation answer the
                 following:
                                      29

                 (1) Ownership. Is more than one-fifth of capital stock owned of record or may it be voted by alies or their representatives or by a foreign government or representatives thereof, or by any corporation organized under the laws of a foreign country.

                 (2)   Directors.  Is any director or officer an alien.

    23.9 Closing the Case. At such time as the Case has been fully administered, that is, when all things requiring action by the Court have been done, pursuant to Section 350 of the Code, and this Plan has been Substantially Consummated, pursuant to Section 1101(2) of the Code, this case shall be closed. To close the Case, the Debtor shall file an application for final decree showing that the Case has been fully administered and that this Plan has been Substantially Consummated. The Court shall conduct a hearing upon the application, after notice to all Creditors and other parties in interest, after which an order closing the Case (final decree) may be entered.

    23.10 Time Period Within Which to Close Case. The Debtor shall file an Application For Final Decree within six (6) months from the date of the Order Confirming Plan.

    23.11 Non-Waiver. Nothing in the Plan shall be deemed to waive, limit or restrict in any way the discharge granted upon Confirmation of this Plan in Section 1141 of the Code.

    23.12 Law Governing Construction. This Plan shall be governed by, and construed and enforced, including defaults under this Plan, in accordance with, the laws of the State of Texas and where applicable the laws of the United States.

               Terms and Conditions Applicable to Secured Creditors

24. Terms and Conditions Relating to Secured Creditors. Classes 4(a) through 4(d) consist of the Secured Claims of all Secured Creditors, except those Creditors whose collateral has been abandoned to them, or for which an order for relief from the provisions of Sections 362 of the Code has been granted as finally allowed and ordered paid by the Court, and to the extent that such Claims are not greater than the value of the Debtors' assets which the Court finds are valid security for such Claims. The following terms and conditions apply to all Creditors holding Liens against Property of the Estate:

    24.1 Preserved Liens. To the extent required under Section 1124(2) of the Code, to preserve the rights of a Creditor having a Secured Claim dealt with pursuant to Section 18.9 through Section 18.10, the Lien of that Creditor shall, to the extent valid, be preserved.

    24.2 Release of Liens. Other than the Liens securing the Claims described in Section 18.9 through Section 18.10 all Liens securing any Secured Claim shall be deemed to have been relinquished and reconveyed to the Debtor as of the Effective Date. Upon payment in full to the Secured Creditors described in Section 18.9 through Section 18.10, such Secured Creditors shall execute the documents necessary to release their Liens securing such property.
                                     30

    24.3 Determination Of Secured Status. The Debtor reserves the right to commence proceedings to determine a Creditor's secured status, pursuant to Section 506(b) of the Code, for a period of one hundred eighty (180) days after the Effective Date.

    24.4 Section 1111(b) Election. If a Claimant is entitled to and makes an election to be deemed fully secured pursuant to
           Section 1111(b) of the Code, then:

           (a) Present Dollar Value. The present dollar value of all payments made on account of such Claim pursuant to this Plan shall be equal to or greater than the Collateral Value; and

           (b) Total of Payments. The total of all payments made on account of such Claim pursuant to this Plan shall be equal to or greater than the Allowed Claim.

           (c) Condition to be Satisfied. If the payments called for in the preceding Section (b) fail to equal the Allowed Claim, then the monthly payments shall be extended until such condition is satisfied.

                       Treatment of Late Charges, Interest,
                   Penalties, Costs, Fees and Additional Charges

25. Determination of Interest and Other Fees. In determining the amount of an Allowed Claim of any Creditor, or the amount of payment to be made by the Debtor to cure defaults under any existing secured notes or contracts, any interest, penalties, late charges, attorneys' fees or additional charges of any nature whatsoever accruing after the Filing Date, shall not be allowed unless (a) such Creditor files a proof of claim which conforms with Official Bankruptcy Form No. 19 and is titled "Proof of Claim for Additional Charges" with the Court and serves a copy of such Claim on counsel for the Debtor (Sidney J. Diamond, Esq., Sidney J. Diamond, A Professional Corporation, 5862 Cromo Drive, Suite 100, El Paso, Texas, 79912) within fifteen (15) days after the Confirmation Date, and (b) such proof of claim specifically describes the nature and calculation of additional charges incurred by such Creditor, and, where recovery of attorneys' fees is sought, provides an itemized fee statement sufficient in detail to comply with the requirements of the Code and Rules (including Local Bankruptcy Rules Of Procedure for the Western District of Texas. FAILURE OF ANY CREDITOR
    TO TIMELY AND PROPERLY FILE SUCH PROOF OF CLAIM SHALL BE DEEMED A
    WAIVER OF ITS CLAIM FOR ADDITIONAL CHARGES AND SUCH CLAIM SHALL BE DISCHARGED. Upon the filing of such Claim, the Debtor or the Reorganized Debtor shall have thirty (30) days in which to object to the allowance of such Claim. If no objection is filed before the expiration of thirty (30) days following the filing of such a Claim, the Claim shall be deemed an Allowed Claim and paid pursuant to the terms of this Plan. In the event that an objection to such Claim is filed, such Claim be paid only upon allowance of such Claim by the Court. Objections to Claims, except Claims for additional charges which are governed by this paragraph 25, may be filed after voting on and after Confirmation of the Plan pursuant to the provisions of paragraph 22 hereof.
                                      31

                      Executory Contracts and Unexpired Leases

26. Unexpired Leases and Executory Contracts. The Debtor is a party to certain unexpired leases and executory contracts, pre-petition, not being assumed by it. The following sections specify the (i) acceptance and rejection of such leases and contracts and (ii) the cure of any default of such leases and contracts that are assumed and (iii) the bar date for the filing of Claims based upon the rejection of such leases and contracts:

    26.1 Rejection. All leases and executory contracts, not previously assumed by an Order resulting from a Motion To Assume A Lease Or Executory Contract, of the Debtor are hereby rejected; provided however, that the Debtor specifically reserves the right, on behalf of the Debtor, for a period of one hundred twenty (120) days following Confirmation of the Plan, to assume any such rejected executory contract or unexpired lease, in which event the rejection shall be deemed null and void and the Debtor and the other contracting party shall be deemed bound by the terms and provisions of the contract involved. Any damages arising from the rejection of an executory contract or unexpired lease shall be treated as a Class 3
           Claim.

    26.2 Cure of Defaults. Upon Confirmation, the Court shall provide that any contract herein assumed or previously assumed pursuant to Section 365 of the Code will be in force upon cure of any defaults requiring cure under Section 365 of the Code.

    26.3 Claims After Rejection. Any Creditor who wishes to assert a Claim due to the rejection of any executory contract or unexpired lease must file said Claim with the Court within thirty (30) days after Confirmation.

    26.4 Previously Assumed Leases and Contract. Executory Contracts and Leases previously assumed by the Debtor shall be governed by the Orders allowing such assumptions. See
           "Section 36.3 - Assumption of Contracts and Leases," page
           40.

                      Satisfaction of Claims and Interests

27. Satisfaction of Claims and Interests. Various Classes of Claims and Interests are defined in this Plan Of Reorganization. This Plan Of Reorganization is intended to deal with all Claims against the Debtor of whatever character, whether or not contingent or liquidated, and whether or not allowed by the Court pursuant to Section 502(h) of the Code. However, only those Claims allowed pursuant to Section 502(a) of the Code will receive distributions under this Plan. All Creditors and other parties in interest who have or assert Claims in any Class shall, upon Confirmation of this Plan, be deemed to have acknowledged that their respective Claims are fully satisfied by the distribution provided herein, each of which Claims, whether known or unknown, scheduled or unscheduled, filed or unfiled, asserted or assertable, are declared and shall be, for all purposes, upon the entry of the Order Confirming Plan, satisfied in full, pursuant to Section 1141(a) of the Code. All Impaired Classes of Claims shall receive the distributions set forth in Section 17 of this Plan Of Reorganization And Disclosure Statement on account of, and in complete satisfaction of, all such Allowed Claims (and any interest accrued thereon). Without limiting the foregoing and effective on the Effective Date, each Creditor (or its successor) shall be deemed to have assigned to the Debtor all such Claims and all such parties shall be deemed to have waived, relinquished and released any and all of their rights, Claims (other than as provided for in this Plan Of Reorganization And Disclosure Statement or in the Order Confirming Plan) against the Debtor.:
                                      32

                           Retention of Jurisdiction

28. Retention of Jurisdiction by the Court. Subject to the limitations set forth in this Plan, the Court shall retain jurisdiction, until this Plan Of Reorganization has been fully administered, for certain purposes including, but not limited to:

    28.1 Claims. The classification of the Claim of any Creditor, and re-examination of Claims which have been allowed for purposes of voting, and the determination of such objections to Claims as may be filed. The failure of the Debtor to object to, or to examine, any Claim for the purposes of voting, shall not be deemed a waiver of the Debtor's right to object to, or re-examine, the Claim in whole or in part. If a Creditor does not file a Claim in these proceedings, the Debtor may object to the amount scheduled as owing to that Creditor, in whole or in part.
           If any objection to a Claim is filed, no payment will be made with respect to such Claim until a determination on such objection has been made by the Court as provided elsewhere in this Plan Of Reorganization.

    28.2 Title to and Liens Against Assets. Determination of all questions and disputes regarding title to and Liens on the assets of the estate and determination of all causes of action, controversies, disputes or conflicts, whether or not subject to an action pending as of the date of Confirmation, between the Debtor and any other party, including, but not limited to, the right of the Debtor to recover assets pursuant to the provisions of the Code.

    28.3 Correction of Defects. The correction of any defect, the curing of any omission or the reconciliation of any inconsistency in this Plan Of Reorganization or in the Order of Confirmation as may be necessary to carry out the purposes and intent of this Plan Of Reorganization.

    28.4 Modification After Confirmation. The modification of this Plan of Reorganization after Confirmation pursuant to
           Section 1127(b) of the Code.

    28.5 Enforcement. The enforcement and interpretation of the terms and conditions of this Plan Of Reorganization.

    28.6 Further Orders. Entry of any Order, including injunctions, necessary to enforce the title, rights and powers of the Debtor and to impose such limitations, restrictions, terms and conditions of such title, rights and powers as the Court may deem necessary.

    28.7 Previous Orders. To enforce all Orders previously entered by the Court.

    28.8 Continuing Jurisdiction. Determination of all issues and disputes regarding title to Property of the Estate, and determination of all causes of action, controversies, duties, or conflicts, whether or not subject to litigation or proceedings as of Confirmation, between the Debtor and any other party, including, but not limited to, any right of the Debtor to recover assets pursuant to the provisions
                                      33
           of the Code, and to enter such order(s) or give such direction(s) as may be appropriate under Sections 364, 1109, 1129, 1141, 1142 and 1145 of the Code.

    28.9 Adversary Proceedings. The Debtor reserves the right to begin or continue any adversary proceedings permitted under the Code and the applicable Federal Rules Of
           Bankruptcy Procedure.

    28.10 Implementation of Plan. Entry of any Order or such direction as may be appropriate under Section 1142 of the Code for the purpose of Implementing this Plan Of Reorganization.

    28.11 Conclusion. Entry of an order concluding and terminating this Case, provided, however, the Court shall retain jurisdiction over any and all adversary proceedings which may be pending.

                    The Equity Security Holders Of The Debtor

29. Class 6 - Interests of the Equity Security Holders. The Equity Security Holders of the Debtor will retain their interests in the Debtor. On the Effective Date all assets of the Debtor will be transferred to the Reorganized Debtor and the Reorganized Debtor will assume all of the obligations under the Plan. Once the Debtor has completed its obligations under this Plan, which obligations are limited to the transfer of assets to the Reorganized Debtor and such other activities as are reasonable necessary to carry out the implementation of the Plan it shall cease all business activities and the directors committee shall take whatever steps are reasonably necessary to cause the Debtor to dissolve under the laws of the State Of Nevada. See "Section 30 - Transfer Of The Debtor's Assets and Assumption of Liabilities," page
    35.

    Transfer Of The Debtor's Assets To And Assumption Of Liabilities By The
                            Reorganized Debtor

30. Transfer of The Debtor's Assets and Assumption of Liabilities. On the Effective Date the Reorganized Debtor shall acquire all of the assets of the Debtor and shall assume all of the obligations to be performed under the Plan pursuant to the Sale and Purchase Agreement. A copy of such agreement can be obtained from counsel for the Debtor, at no charge, upon request.:

                 Purchase Of Licenses From Mobile Wireless Partners

31. Purchase of Licenses From Mobile. Mobile, in February, 1997 purchased from Ivan C. Nachman licenses granted by the Federal Communication Commission certain Multipoint Distribution Service Stations for a cash consideration of Two Hundred Twenty Five Thousand Dollars and 00/100 ($225,000.00). Mobile has agreed to sell such licenses to the Reorganized Debtor upon entry of the Order Confirming the Debtor's Plan for Two Hundred Twenty Five Thousand Dollars ($225,000.00). The purchase price will be paid by the issuance of a Certificate Of Indebtedness issued pursuant to Section 364(c) of the Code, which sale is exempt from the various securities laws pursuant to Section 364(f) of the code. The Certificate of Indebtedness will be for a term of two
    (2) years, will be secured by the licenses, and will bear interest at the rate of nine percent (9%) per-annum. The Order Confirming Plan will contain appropriate provisions authorizing the issuance of the Certificate Of Indebtedness. The Certificate Of Indebtedness will be convertible into Three Million One Ninety Four Thousand Sixty Six (3,194,066) Shares of Common Stock of the Reorganized Debtor and Three
                                      34

    Million Sixty Eight Thousand Sixty Six (3,068,066) Class B Warrants, which Warrants will entitle the holder to purchase one additional share of Common Stock of the Reorganized Debtor for each Warrant at One Dollar and 00/100 ($1.00) a share. Mobile has agreed, if it exercises the option to convert to Common Stock and Warrants, for a period of one
    (1) year following the date issuance of the Common Stock and Warrants, not to transfer, assign, pledge or otherwise dispose Three Million Sixty Eight Thousand Sixty Six (3,068,066) shares of the Common Stock, the warrants and the common stock underlying the warrants, except upon dissolution of the Partnership and then only to the Partners as part of the winding up of the affairs of the partnership. A copy of such agreement can be obtained from counsel for the Debtor, at no charge, upon request.

                           ALTERNATIVES TO THE PLAN

32. Liquidation Analysis of the Debtor's Property. In order to arrive at a judgment on whether or not to vote for or against this Plan Of Reorganization proposed by the Debtor, a Creditor or other party in interest needs to have an understanding of the consequences of what would be realized by the estate of the Debtor if any of the Property of the Debtor was sold pursuant to another Plan, the Property was sold pursuant to a motion to sell and the net proceed was available for distribution, or the case converted to one under Chapter 7 of the Code. Additionally, in order for the Court to confirm this Plan, it must find, pursuant to Section 1129(a)(7)(A)(i)(ii) of the Code, with respect to each impaired class of Claims that each holder of a Claim of such class (i) has accepted this Plan of Reorganization or (ii) will receive or retain under this Plan Of Reorganization on account of such Claim, property of a value, as of the Effective Date of this Plan Of Reorganization, that is not less than the amount that such holder would receive under Chapter 7 on such date, which is known as the "Best Interest Of Creditors Test." The Code further requires that if Section 1111(b)(2) of the Code applies to Claims of a class, each holder of a Claim of such class will receive or retain under this Plan Of Reorganization, on account of such Claim, property of a value, as of the Effective Date of this Plan Of Reorganization, that is not less than the value of such holder's Interest in the estate's Interest in the property that secured such Claims, pursuant to Section 1129(a)(7)(B) of the Code:

    32.1 Valuation of the Assets. The directors committee of the Debtor has placed a value of One Million Three Hundred Eighty Eight Thousand Seven Hundred Sixty Five Dollars and 28/100 ($1,138,765.28) or One Million One Seventy Three Thousand Two Sixty Five Dollars and 28/100 ($1,173,265.28), after deduction for Secured Claims, on all of the assets of the Debtor. See "Section 16 - Analysis and Valuation of Property," page 12.
                                      35

    32.2   Method of Valuation.  The following table sets forth the
           method of valuation used by the directors committee of the
           Debtor in determining the value of the Debtor's assets and the value arrived at:
===============================================================================
                    SUMMARY OF VALUATION OF THE DEBTOR'S ASSETS
-------------------------------------------------------------------------------
TYPE                                       METHOD                    VALUE
-------------------------------------------------------------------------------
Personal Property                          Market               $  379,327.00

Intangible Property                         Face                   999,438.28
                                                                ===============
TOTAL                                                           $1,388,765.28
===============================================================================

     32.3   Sale of the Debtor's Assets.  The following table estimates what would be realized by a chapter 7 trustee if the assets of the Debtor were sold:
===============================================================================
              SUMMARY OF LIQUIDATION VALUE OF THE DEBTOR'S PROPERTY
-------------------------------------------------------------------------------
TYPE                 VALUE           LIENS        DISPOSITION     NET PROCEEDS
                                                                      COST
-------------------------------------------------------------------------------
Personal
Property        $  379,327.00     $200,000.00      $ 40,000.00     $139,827.00

Intangible
Property           999,438.28                       100,000.00      899,438.28
                ===============================================================
TOTALS          $1,388,765.28     $200,000.00      $140,000.00     $939,265.28
===============================================================================
                                      36

    32.4   Conversion to Chapter 7.  If the Case were converted to one under Chapter 7 of the Code, and the property liquidated
           as set forth in the proceeding Section the proceeds from
           such liquidation would be distributed according to the
           priorities mandated by the Code.  The result of such
           conversion are set forth in the following table:
===============================================================================
          SUMMARY OF LIQUIDATION ANALYSIS IF CASE WERE CONVERT TO ONE UNDER
                              CHAPTER 7 OF THE CODE
-------------------------------------------------------------------------------
Description                                                           Amount
-------------------------------------------------------------------------------
Net Value of Estate                                                $939,365.28

Chapter 7 Cost of Administration                                     50,000.00

Chapter 11 Cost of Administration                                    50,000.00

Priority Claims                                                       5,403.00
                                                                   ============
AMOUNT AVAILABLE FOR DISTRIBUTION TO UNSECURED CREDITORS           $838,962.28
===============================================================================
</ TABLE>

    32.5   Distribution To Unsecured Creditors by a Chapter 7 Trustee.
           Based upon the foregoing sections Unsecured Creditors would be paid in full by a Chapter 7 Trustee.

    32.6 Dismissal of Chapter 11 Case. The most significant event that would occur if the case were dismissed would be that the Debtor would have failed to honor its commitment to the Federal Trade Commission of reorganizing by December 31, 1997. The Debtor can not predict if this deadline can be extended. However, assuming that no extension is granted by the Federal Communications Commission the failure to have completed a reorganization by December 31, 1997 would have a materially adverse impact on the Debtor which would probably include a loss of the Debtor's licenses to broadcast television signals. In addition to the foregoing the Debtor may not be able to generate sufficient funds to pay the two (2) Secured Creditors who would then be free to foreclose on their security interest in the Debtor's personal property and intangible property. In the end analysis the Debtor's business would be so irreparably damaged that it would probably not be able to carry on any type of business activity and the unsecured creditors would receive little or nothing.

    32.7 Another Plan. The directors committee of the Debtor knows of no other Plan which is to be proposed to the Court. The directors committee of the Debtor believes that this Plan Of Reorganization represents the Debtor's best efforts for repayment to its Creditors.

    32.8 Summary. The Plan of the Debtor's represents the best method by which Creditors would maximize the amounts to be distribution to them. The Debtor, through its directors committee, has proposed this Plan and believes that this Plan is the only reasonable avenue that is appropriate under the existing circumstances.
                                      37

                      RISKS TO CREDITORS UNDER THE PLAN

33. Risk Factors Pertaining to the Debtor. Certain significant risk factors are inherent in the consummation of any Plan of Reorganization in a Chapter 11 Case. The successful implementation of the Debtor' Plan is dependent upon the ability of the management of the Debtor to maintain a certain level of revenue generated from lease income to service the cash requirements of this Plan. Certain other risks are inherent to this Plan, which are:

    33.1 Wireless TV. The entire field of television broadcasting by wireless transmission, other than conventual television signals, is in a state of flux. The technology has been increasing at a dramatic rate. The dramatic increase in technology has brought major competitors into the realm of television broadcasting via wireless transmission. The dramatic increase in technology and the enter into the field by large, well financed competitors may well have a substantial adverse impact on the Reorganized Debtors ability to compete.

     33.2 New Business Venture. The Plan that has been proposed puts the Reorganized Debtor into a brand new business venture using the present licenses owned by the Debtor. This new venture, the delivery of broadband data to home homes and small business via the internet, is based upon new technology. As of the date of this Plan and Disclosure Statement there are very few entities that have entered this type of business venture. While it appears that businesses entering the field have met with customer acceptance and appear to be successful information concerning these ventures is very limited and to some extent based upon conjecture and therefore there can be no assurance. There can be no assurance that such a venture will prove to be successful or if successful that such success by the Reorganized Debtors and other will not attract larger, more well financed organizations to enter into the field, which entry may well have an adverse effect on the Reorganized Debtor's ability to compete successfully.

    33.3 Competition. The Reorganized Debtor will face competition from other developing technologies, some of which maybe able to deliver the same service to be offered by the Reorganized Debtor, as a cheaper prices. As business opportunities develop the Debtor will probably face competition from larger, well financed, experienced business concerns.

                                  LITIGATION

34. Litigation Pertaining to the Debtor. The following Sections detail all known litigation against the Debtor, whether actually pending or threatened by the third parties, or pending or contemplated by the Debtor against a third party:

    34.1 Bankruptcy Litigation. No bankruptcy litigation is either pending or threatened, either for or against the Debtor except as to Claims objections specifically set forth in this Plan And Disclosure Statement.

    34.2 Non-Bankruptcy Litigation. No non-bankruptcy litigation is either pending or threatened, either for or against the Debtor. The Directors Committee of the Debtor has instructed its counsel to review the Receivership Action against third parties by the Federal Trade Commission and the Securities And Exchange Commission to determine whether or not fees and expenses of the receiver and his counsel are reasonable under the existing circumstances and if unreasonable whether or not a portion of those fees
                                      38
           and expenses can be recovered by the Debtor either in the
           United States Bankruptcy Court or another Court of competent jurisdiction.

                               TAX CONSEQUENCES

35. Tax Consequences. The following summary describes certain of the anticipated federal income tax consequences to the Debtor and its Creditors upon confirmation and consummation of this Plan Of Reorganization. This summary is necessarily general in nature and does not describe all of the tax consequences to the Debtor or the Creditors arising under the Plan. The Debtor has not obtained rulings from the Internal Revenue Service with respect to any of these matters, and the anticipated federal income tax consequences are not binding on the Internal Revenue Service. The following discussion is not intended as a substitute for professional tax advise, including the evaluation of recently enacted and pending legislation, in part because the recent changes in the federal income law and the Code lack authoritative interpretation. The brevity of the following discussion required omission of matters which might affect one or more Creditors, depending upon their individual circumstances. CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM, UNDER FEDERAL AND APPLICABLE STATE AND LOCAL TAX LAWS, OF THE CONSUMMATION OF THIS PLAN OF REORGANIZATION:

    35.1 Tax Consequences to the Debtor. The potential tax consequences to the Debtor fall into two (2) categories which are (i) the application of the Original Issue Discount Rule resulting from either an extension of indebtness over a period of time or (ii) a discharge of indebtness, either of which could result in recognition of income by the Debtor. Under this Plan Of Reorganization, Classes 2, 3, 4(b), 5(a) and 5(b) Creditors will be paid interest at the rate of ten (10%) percent per annum. All Creditors will be paid in full plus interest. The Reorganized Debtor will deduct this interest as an ordinary and necessary business expense in determining taxable income. Since the rate of interest is in excess of the applicable federal rate, the Original Issue Discount Rules do not apply. In addition, the Debtor will not recognize any income due to forgiveness of debt, nor, will any tax attributes of the Debtor be affected.

    35.2 Tax Consequences To The Creditors. To the extent that a Creditor receives or expects to receive less from the Debtor under this Plan Of Reorganization than the Creditor's tax basis in the Claim to which such amount relates, such Creditor may be entitled to claim a bad debt deduction. The amount and availability of such deduction will depend, among other things, upon the Creditor's tax accounting method for bad debts. It should be noted that if the debt is not business related, the deduction may be available only if the debt is worthless. To the extent that a Creditor receives payment pursuant to this Plan Of Reorganization in an amount in excess of the Creditor's adjusted tax basis the Claim to which payment relates, such excess may be income to the Creditor.

    35.3 No Opinion. Neither the Debtor, the Reorganized Debtor nor its counsel or accountant express any opinion that any Creditor may rely upon as to the tax consequences to any Claimant under this Plan Of Reorganization. Each Creditor is urged to consult an appropriate tax advisor.
                                      39

              SUMMARY OF SIGNIFICANT ORDERS ENTERED IN THE CASE

36. Summary of Significant Orders The following sections describe the significant Orders entered in this Case:

    36.1 Certificates of Indebtedness. Pursuant to a Final Order, dated October 9, 1997, the Debtor has been authorized to issue One Million Dollars and 00/100 ($1,000,000.00) in Certificates Of Indebtedness, which Certificates Of Indebtedness will be secured by substantially all of the assets of the Reorganized Debtor, are for a term of two year, which yields interest at the rate of ten per cent (10%) and are convertible into Common Stock and Warrants. See "Section 18.4 - Class 1(c) - Certificates of Indebtedness," page 17.

    36.2 Cash Collateral Orders. The Debtor has entered into two (2) agreed cash collateral orders with two (2) insiders of the Debtor, as follows:

           (a) Hayes. Hayes has been granted a replacement lien on his collateral as adequate protection of his Allowed Secured Claim.

           (b) Tsoutsas. Tsoutsas has been granted a replacement lien on his collateral as adequate protection of his Allowed Secured Claim.

    36.3 Assumption of Contracts and Leases. The Debtor, pursuant to Final Orders has assumed the following leases and executory contracts as follows:

           (a) TVCN. The assumption of lease for four (4) MMDS frequencies.

           (b) Southern Satellite Systems, Inc. The assumption of an executory contact for service and distribution agreement for MMDS frequencies.

           (c) Health Partners of Alabama, Inc. Assumption of an executory contract for group health insurance.

           (d) Uunet Technologies, Inc. The assumption of an executory contract for internet access and equipment.

           (e) RTS Max Marketing. The assumption of an executory contract for service and installation of equipment for the Debtor's existing retail business.

           (f) PVI Sales And Marketing, Inc. The assumption of an executory contract for the distribution of MMDS Showtime Channel.

           (g) PVI Sales And Marketing, Inc. The assumption of an executory contract for the distribution of MMDS Movie Channel.

           (h)    NACEPF.  The assumption of a lease for 4 ITFS Frequencies.
                                      40

           (i) The Weavil Company. The assumption of a lease for the Debtor's office space.

           (j) Pinnacle Towers. The assumption of a lease for a tower site from which the Debtor broadcasts its signals.

           (k) Motorola, Inc. The assumption of a lease for a tower cite from which the Debtor broadcasts its signals.

           (l) ESPN, Inc. The assumption of an executory contract for distribution of ESPN.

           (m) MTV Network. The assumption of an executory contract for distribution of MTV, Music Television, Nickeloden/Nick At Nite and VH-1/Video.

           (n) World Satellite Network. The assumption of an executory contract for distribution World Satellite.

           (o) Opryland USA, Inc. The assumption of an executory contract for the Nashville Network.

           (p) The Associates Leasing. The assumption of a lease for a two radios.

                                     DISBURSING AGENT

37. Appointment of Disbursing Agent. The Debtor has appointed Sidney J. Diamond to act as Disbursing Agent. The Disbursing Agent shall have the following duties, receive the following compensation and be discharged of responsibilities as follows:

    37.1 Duties of Disbursing Agent. The Disbursing Agent shall receive, disburse and account to the Court, Creditors, Interest Holders and other parties in interest for the cash disbursements and shall be responsible for reviewing and approving all Claims (all disputes to be resolved by the Court, keep adequate records of all transactions, receipts and disbursements, communicating with and advising all Creditors, Interest Holders and other parties in interest as needed, and such other duties as may be consistent with the responsibilities of a Disbursing Agent.

    37.2 Fees and Expenses of Disbursing Agent. The Disbursing Agent's fees for all services to be rendered pursuant to this Plan are part of the "flat fee" counsel for the Debtor has agreed to accept in this case, however the disbursing agent shall be entitled reasonable disbursements, and shall be paid pursuant to Class 1(a) - Professional Fees.

    37.3 Termination of Disbursing Agent's Duties. The entry of a Final Decree shall discharge the Disbursing Agent.
           Thereafter, the Debtor shall make all payments required under this Plan Of Reorganization.

                            RESERVATION OF RIGHTS
                                      41

38. Reservation of Rights. The filing of this Plan Of Reorganization And Disclosure Statement, nor any statement or provision contained in this Plan Of Reorganization And Disclosure Statement, nor the taking by a Creditor or other party in interest of any action with respect to this Plan Of Reorganization And Disclosure Statement shall (a) be or be deemed to be an admission against interest, or (b) until the Effective Date, be or be deemed to be a waiver of any rights that any Creditor or other party in interest might have against the Debtor or any Property of the Estates, as that term is defined in Section 541 of the Code, or any other Creditor or other party in interest of the Debtor, and until the Effective Date all such rights are specifically reserved. In the event that the Effective Date does not occur the Plan Of Reorganization And Disclosure Statement, nor any statement contained in this Plan Of Reorganization And Disclosure Statement may be used or relied upon in any manner in any suit, action, proceeding, or controversy within the Cases involving the Debtor.

                                 CONCLUSION

39. In Summary. The directors committee of the Debtor has caused this Plan Of Reorganization And Disclosure Statement to be filed and favors it. No other option exists that offers any distribution to Unsecured Creditors more favorable than as proposed by this Plan. Far more will be realized under the Plan than if the estate of the Debtor was liquidated.
                           THE DISCLOSURE STATEMENT

40. The Disclosure Statement. The following Sections describe the purpose, requirements and the process utilized by the Court in approving or denying the use of this Disclosure Statement in soliciting votes of holders of Claims for approval of this Plan:

    40.1 Purpose of this Disclosure Statement. The directors committee of the Debtor has prepared and caused this Disclosure Statement to be filed on behalf of the Debtor for the Court's approval and for submission to the holders of Claims with respect to the Debtor and their assets. The purpose of this Disclosure Statement is to provide the holders of Claims against the Debtor with adequate information about the Debtor so that each holder of a Claim may make an informed judgment about the merits of the Plan, and decide whether to accept or reject the same.

    40.2 Requirements of a Disclosure Statement. The Code requires that this Disclosure Statement contain "Adequate Information." The definition of "Adequate Information" refers to information of a kind, and in sufficient detail, as far as is reasonably practical in light of the nature and history of the debtors and the conditions of the debtor's books and records, that would enable a hypothetical reasonable investor, typical of holders of claims or interests of the relevant class, to make an informed judgment about a plan of reorganization, but adequate information need not include such information about any other possible or proposed plan of reorganization.

                            Chapter 11

41. Chapter 11. The following Sections explain, in general terms, Chapter 11 of the Code:
                                      42

    41.1 How a Chapter 11 Case is Started and by Whom. A Chapter 11 case may be filed "voluntarily" by a debtor or may be filed "involuntarily" against a debtor by an unsecured creditor(s) and, in some cases, by a secured creditor(s). The number of creditors necessary to commence an involuntary case depends primarily upon the number of creditors that a debtor has. The usual purpose of a Chapter 11 filing is to enable a business to continue in operation despite its temporary inability to meet its obligations to creditors as they become due. However, a Chapter 11 proceeding might also be filed for the sole purpose of closing a business and liquidating its assets.


    41.2 Who may be a Chapter 11 Debtor. While most Chapter 11 debtors are corporations, partnerships and individuals also may be debtors under Chapter 11. Although nearly all of the debtors who file a bankruptcy case are, in fact, unable to pay their debts as they become due, there is no requirement that the debtor be in any particular financial condition in order to file a case. A debtor may file a Chapter 11 case even though the value of the debtor's assets exceeds the amount of the debtor's liabilities and even though none of the debtor's obligations are in default.

    41.3 What a Chapter 11 Accomplishes Initially. The filing of a Chapter 11 petition automatically stays all entities from any further efforts to collect their debts or enforce their liens until the stay is lifted by the Court or expires. In a Chapter 11 case, the debtor is the only possible proponent of a plan of reorganization during the initial one hundred twenty (120) days of the case unless certain special conditions are met (appointment of a trustee) or the one hundred twenty (120) day period is reduced (unless the Court extends it). At the conclusion of the one hundred twenty (120) day period, any party in interest may propose a plan of reorganization. Once a plan of reorganization has been filed by a debtor, within such period, or if such period has expired and the debtor's disclosure statement has been approved by the Court, no other plan of reorganization may be submitted to creditors until additional time has expired for acceptance of that plan of reorganization.

    41.4 Debt Adjustment. Chapter 11 permits the adjustment of secured claims, unsecured claims and equity claims or interests. A Chapter 11 plan of reorganization may provide less than full satisfaction of senior indebtedness and payment of junior indebtedness or may provide for return to equity owners, absent full satisfaction of indebtedness, so long as no impaired class votes against the plan of reorganization.

      The Process of Confirming a Plan of Reorganization Under Chapter 11

42. The Confirmation Process. The following Sections explain the process of confirming a plan of reorganization under Chapter 11:

    42.1 Voting. The following Sections explain the voting requirements under Chapter 11:

           (a) Requirements of Voting. A Creditor or Interest Holder, in order to vote on the Plan, must have filed a proof of claim with the Court prior to the Bar Date, unless that Creditor or Interest Holder was scheduled by the Debtor as not disputed, not liquidated and not contingent. Any Creditor or Interest Holder scheduled as not disputed, not liquidated and not contingent is, to the extent scheduled, deemed to have filed a Claim and, absent objection, such Claim is deemed allowed.
                                      43

          (b) Importance of Voting. As a Creditor, your vote is important. The Plan can be confirmed by the Court if it is accepted by the holders of two-thirds (2/3) in amount and more than one-half (1/2) in number of Claims voting on the Plan in each Class of Claims and by the holders of two-thirds (2/3) in amount of Interest voting on the Plan in each Class of Interests. In the event the requisite acceptances are not obtained, the Court may nevertheless confirm the Plan if one "impaired class" votes for Confirmation and if the Court finds that the Plan does not "discriminate unfairly" and accords "fair and equitable treatment" to the Classes rejecting it.

           (c) Fill in Ballots Properly. Each Creditor and other parties in interest are urged to fill in, date, sign, and promptly mail the enclosed Ballot which is furnished to you. Be sure to properly complete the form and legibly identify the name of the Claimant.

           (d) Parties Bound. Whether a Creditor votes on the Plan or not, such Creditor will be bound by the terms and treatment set forth in the Plan, if the Plan is accepted by the requisite majorities of Classes of Creditors and is confirmed by the Court. Absent some affirmative act constituting a vote, such Creditor will not be included in the tally. Allowance of a Claim for voting purposes does not necessarily mean that all or a portion of the Claim will be allowed for distribution purposes.

           (e) Solicitations. The Debtor, or others, might solicit your vote. The cost of any solicitation by the Debtor will be borne by the Debtor.

    42.2 Confirmation of a Consensual Plan of Reorganization. A plan of reorganization may be confirmed in one of two ways.
           The first is with the approval of creditors by their affirmative vote for confirmation, provided that certain conditions have been complied with, which is known as the confirmation of a consensual plan of reorganization. The second method is over the opposition of one or more classes of creditors, which is known as the "cramdown" confirmation of a plan of reorganization. In either event, the plan of reorganization proponent must have sought and obtained approval of a disclosure statement from which the proponent has sought to solicit the votes of creditors and interest holders. The Court can confirm a plan of reorganization, assuming all other requirements are met, if two-thirds (2/3) in amount and more than one-half (1/2) in number of the allowed claims of each impaired class of claims and more than two-thirds (2/3) in amount of the allowed interests of each impaired class of interest votes affirmatively for a plan of reorganization. The following Sections explain the general requirements that must be met in order for a debtor to confirm a plan of reorganization consensually.

           (a) Compliance With the Bankruptcy Code. The plan of reorganization must comply with the applicable provisions of the Code. These provisions mean that the plan of reorganization must not only meet the requirements of the confirmation section of the Code but must also comply with the other relevant Sections of the Code, such as claim classification and the contents of the plan of reorganization.

           (b) Claim Classification. Probably the most important provisions of Chapter 11, outside of the requirements of the confirmation section of the Code, which must be met, are those relating to classification. Claims in particular classes must be substantially similar to the other claims of the class, with the modest exception that a separate
                                      44
                 class of claims based on the size of the claims can be created for administrative convenience.

           (c) Contents of the Plan of Reorganization. The plan of reorganization must provide the same treatment for each claim of a particular class, absent consent to less favorable treatment by the holder of a particular claim. There are certain formalities that a plan of reorganization must adhere to under the Code. Among others, the plan of reorganization must designate classes and specify whether or not classes are impaired, and their treatment if they are impaired. The plan of reorganization must also provide adequate means for its execution.

           (d) Compliance by Plan of Reorganization Proponent. The proponent of a plan of reorganization must comply with the applicable provisions of Chapter 11. An important provision by which the proponent is bound is the ban on post-petition solicitation of the plan of reorganization unaccompanied by a written disclosure statement approved by the Court. A failure to abide by the ban would result in a disqualification of the acceptances, but would not necessarily preclude confirmation.

            (e)  Plan of Reorganization Must be Proposed in Good Faith and
                 Not by Any Means Forbidden by Law. The Code precludes confirmation of the plan of reorganization that is not proposed in good faith. Good faith means that a plan of reorganization has a reasonable likelihood of achieving a
                 result consistent with the objectives of the Code.   The
                 Code refuses to use acceptances or rejections which are not in good faith as a basis for denial of confirmation of a plan of reorganization. Instead, the Court, at the request of a party in interest and after notice and a hearing, "may designate any entity whose acceptances or rejection of such plan of reorganization was not in good faith." If the Court makes such a designation, then an acceptance or rejection by that entity is not counted.
                 The Code precludes confirmation if the plan of reorganization is proposed "by any means forbidden by law." By referring to "law" rather than the "Act or Title 11," the Code broadens the scope of this prohibition and encompasses such statutes as those which, among other things, make it a crime to knowingly and fraudulently give, offer, receive or attempt to obtain any money or property, remuneration, compensation, reward, advantage or promise for acting or forbearing to act in any bankruptcy case.

           (f) Approval of Services and Expenses. Payments made or promises given for services and expenses in or in connection with the case or plan of reorganization or incident to the case must be disclosed to the Court, if such payments are made or promised by the plan of reorganization proponent, by the debtor, or by a person issuing securities or acquiring property under the plan of reorganization. The Court cannot confirm a plan of reorganization absent such a disclosure. The Code, however, goes beyond conditioning confirmation on disclosure; the pre-confirmation payments must have been approved by the Court as reasonable and any payments after confirmation are subject to the approval of the Court as reasonable.

           (g) Approval by Regulatory Authorities. If the Debtor's rates are subject to regulatory approval, then the rates contained in the plan of reorganization must have either been approved by such regulatory authority or be subject
                                      45
                 to the approval of the regulatory authority.

           (h) The "Best Interest of Creditors" Test. If unanimous agreement is achieved, the Court may confirm a plan of reorganization which is accepted by each class of claims impaired under the plan of reorganization. Only the holders of claims actually voting are counted in determin-ing class acceptance. However, the Court must find that each holder of a claim of the class will receive not less than the holder would receive if the debtor was liquidated under Chapter 7 of the Code, which is known as the "Best Interest of Creditors" test. Therefore, if there is no dissenting class, the test for approval by the Court of a Chapter 11 plan of reorganization (i.e. Confirmation) is whether the plan of reorganization is in the best interest of creditors. In simple terms, a plan of reorganization is considered by the Court to be in the best interest of creditors if the plan of reorganization will provide a better recovery to the creditors than they would obtain if the debtor were liquidated and the proceeds of liquidation were distributed in accordance with the bankruptcy liquidation (Chapter 7) priority. Therefore, if the plan of reorganization provides creditors with money or other property of a value exceeding the probable dividend in a liquidation bankruptcy, then the plan of reorganization is in the best interest of creditors. The Court, in considering this factor, is not required to consider any alternative to the plan of reorganization other than liquidation bankruptcy.

           (i) Priority Claims. The Code prescribes the priority of claims that is applicable to reorganization as well as liquidation. Generally speaking, priority is afforded administrative expenses, claims arising during the "gap period," wage and related claims, employee benefit contributions, consumer deposits, taxes and customs duties. These priority claims must be paid in either deferred cash payments with interest, if such classes vote for acceptance of the plan of reorganization, or in cash, with the exception of tax claims which may be paid over a period of six (6) years, with interest from the date of assessment.

           (j) Feasibility. The Code requires as a condition of confirmation "that confirmation of the plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan of reorganization, unless such liquidation or reorganization is proposed in the plan of reorganization." The Code excepts from this condition a plan of reorganization which proposes liquidation; in addition, a reorganization proposed in the plan of reorganization is excluded. In considering feasibility, i.e., that confirmation is not likely to be followed by liquidation or further reorganization, the Court is only required to determine whether the plan of reorganization can be fulfilled by the debtor. This entails determining:

                 (1) Available Cash. The availability of cash for payments required at confirmation;

                 (2) Future Cash. The ability of the debtor to generate future cash flow sufficient to make payments called for under the plan of reorganization and
                        to continue in business; and
                                      46

                 (3) Absence of Other Factors. The absence of any other factor which might make it impossible for the debtor to accomplish that which it promises to accomplish in the plan of reorganization or to continue its existence as contemplated in the plan of reorganization.

            (k) Determination That the Plan of Reorganization Has Been Accepted. In the event a class is unimpaired, it is automatically deemed to accept the plan of reorganization. A class is unimpaired, in essence, if (1) its rights after confirmation are the same as what existed (or what would have existed absent defaults) before the commencement of the Chapter 11 case and any existing defaults are cured or provided for and the class is reimbursed actual damages; or (2) the allowed claims of the classes are paid in full in cash as though matured. In determining whether a class has accepted, for purposes of satisfying this condition of confirmation, the vote of an insider is disregarded. Therefore, if there are insiders who have voted in one or more classes, not only do all classes of claims have to accept the plan of reorganization, but a further condition exists that requires one of such classes to have voted in favor of the plan of reorganization, after disregarding the votes of such insiders. An insider is broadly defined under the Code and includes, where the debtor is a corporation, officers, directors, and persons in control, as well as their relatives. If a debtor is an individual, the definition of insider includes relatives. If the debtor is a business, insider includes the equity security holders, and relatives of the equity security holders and persons in control. Control is not defined, but at a minimum, it encompasses management and those in a position to elect management.

    42.3   Confirmation of a Non-Consensual Plan of Reorganization.
           The Court may confirm a plan of reorganization where there is a negative class vote if the plan of reorganization meets all of the other requirements of confirmation, and at least one impaired class of claims has accepted the plan
           of reorganization: the plan of reorganization "does not discriminate unfairly," and is "fair and equitable," with respect to each class of claims that is impaired under, and has not accepted, the plan of reorganization.
           Therefore, if an impaired class votes against the plan of reorganization, this does not necessarily make implementation of the plan of reorganization impossible, so long as the plan of reorganization does not discrimi-nate unfairly and is fair and equitable, in that the class is afforded certain treatment defined by the Code. That certain treatment may be very broadly defined as providing to a creditor the full value of his claim. That value is determined by the Court and balanced against the treatment afforded the dissenting class of creditors. If the latter is equal to or greater than the former, the plan of reorganization may be confirmed over the dissent of that
           class, depending on treatment of junior claims.   This
           type of confirmation of a plan of reorganization is known
           as the "cramdown." Cramdown is a colloquial term for confirmation of a plan of reorganization over the dissent of a class of claims. A plan of reorganization proponent must request a cramdown, as the Court cannot consider this
           alternative on its own motion.   In the alternative, if
           there is a dissenting class of claims, the Court can confirm a plan of reorganization if the proponent of the plan of reorganization so requests and the Court finds that all requirements, other than all classes consenting, are met and the plan of reorganization "does not discriminate unfairly," and is "fair and equitable" with respect to each class of claims or interest that is impaired under, and has not accepted, the plan of reorganization.

           (a)   Secured Creditors and the Cramdown.  In order to be
                 fair and equitable to a dissenting impaired class of secured claims, a plan of reorganization must satisfy one of three (3) alternative prerequisites. A dissenting class of secured claims will be considered not to have
                                      47
                 received fair and equitable treatment under the plan of reorganization unless one of the alternative means is met. The following Sections explain how a plan of reorganization may be confirmed over the objection of secured creditors.

           (b) Cash Out - An Alternative to Cramdown. Another means of dealing with a dissenting, secured creditor, other than cramdown, is to provide in the plan of reorganization that the secured creditor will be "cashed out." This is so because a secured creditor is not considered to have its rights impaired if the plan of reorganization provides that, on the effective date of the plan of reorganization, the holder of such claim receives, on account of such claim, cash equal to the allowed amount of such claim.
                 The result are that the secured creditor is deemed to accept the treatment and the cramdown requirements need not be met. Under Section 506(a) of the Code, "an allowed claim" of a creditor secured by a lien on property in which the estate has an interest, or that is subject to set-off under Section 553 of this title, is an allowed secured claim to the extent of the value of such creditor's interest in the estate's interest in such property, or to the extent of the amount subject to set-off, as the case may be. It is an unsecured claim to the extent that the value of such creditor's interest or the amount so subject to set-off is less than the amount of such "allowed claim." If the value of the collateral is less than the claim, then the secured claim is limited to the value of the collateral. If the holder of the secured claim is paid that amount, there is no impairment and the result is that the secured creditor, at least as far as the secured claim is concerned, "is deemed to have accepted the plan of reorganization." The efficacy of the "cash out" is destroyed, however, by the Code provision which allows the holder of a secured claim or a class of secured claims to elect to have an under-collateralized claim treated as totally secured, pursuant to 1111(b) of the Code. The "cash out" provision can be used in conjunction with the cramdown in a plan of reorganization at least to force the under-collateralized secured creditor to accept cash in the amount of the value of the collateral and an unsecured claim for the balance or cash having a present value equal to the value of the collateral without an unsecured claim. Although the "cash out" provision has been shifted from the cramdown provisions of the Code, the result is the same. Secured creditors can be cashed out regardless of assent. There is one difference, however; there is a need to set forth the "cash out" in the plan of reorganization. This is different than the use of the cramdown power, which can be requested of the Court and need not be in the plan of reorganization itself.

           (c)   Present Value Test.  The Code considers it, as one of
                 the alternative prerequisites, to be fair treatment of a dissenting class of secured claims if the security is retained and each holder of a claim receives deferred cash payments in the allowed amount of the claim. The present value of the deferred cash payments, measured at the effective date of the plan of reorganization, must be at least the value of the security. In most cases, this means the secured creditor must receive a "market rate of interest" on the creditor's allowed secured claim. To summarize, if a holder of a secured claim retains his lien, he can be paid off over a period of time. He must receive cash; he cannot, in most cases, receive reorganization securities or other property. The present value of the cash to be paid over a period of time must be at least the value of the security. The retained lien only secures the "allowed amount of [secured] claims." The allowed amount of the claim must be determined; if the secured creditor is over-collateralized, the secured creditor is also entitled to accruing interests and reasonable costs that are contained in the contract between the debtor and the secured creditor. This would be calculated as of the effective date of the plan of reorganization. This is also the date for determining the present value of the deferred payments. However, there is
                                      48
                 no indication in the Code as to what the effective date of a plan of reorganization is. It is not necessarily the date of confirmation or substantial consummation. The plan of reorganization or the order of confirmation will have to establish an appropriate effective date. An under-collateralized secured creditor may elect to have its claim treated entirely as a secured claim, except in cases where such creditor's interest in the estate's interest in such property is of an "inconsequential nature," pursuant to Section 1111(b) of the Code. In contrast to the very effective protection to the holder of a secured claim who is to be cashed out, the election is of limited value as far as the cramdown is concerned, because the present value of the deferred cash payments need only equal the value of the collateral. Thus, the plan of reorganization can be confirmed under the cramdown power, over objection of the electing under-collateralized secured creditor, if the creditor receives cash over a period of time, equal to the present value of the collateral. For example, if the secured claim is One Thousand Dollars ($1,000) and the value of the collateral is Five Hundred Dollars ($500), the holder of the secured claim would be paid the One Thousand Dollars ($1,000) over an extended period, without interest or if the proposed payments of Five Hundred Dollars ($500) plus interest equal or exceed One Thousand Dollars ($1,000) the cramdown has been accomplished. The only advantage to the electing creditor is that it will have a lien securing the full amount of the allowed claim, so that if the value of the collateral increases after the case is closed, the deferred payments will be secured claims. This would be important only if there is a subsequent insolvency or foreclosure. A question may arise, in the case of an under-collateralized secured claim or a secured claim as to which the collateral is not sufficient to cover ongoing interest whether deferred cash payments of a present value equal to the amount of the claim are fair and equitable. If the pre-petition contractual rate of interest was ten percent (10%), while the interest rate prevailing at the effective date of the plan of reorganization is six percent (6%), the holder of the security will have been given a six percent (6%) interest bearing obligation for a ten percent (10%) interest bearing obligation. It is true that there may be no differential risk, since the same security is retained but there is a security of a lesser quality. The fact that the holder of the secured claim ends up with a different return on his investment is due to the calculation of the claim based on its liquidation value.


           (d) Sale Free and Clear of Lien. Another method of dealing with a dissenting class of a secured creditor is to sell the collateral free and clear of the lien, with the lien to attach to the proceeds. The holder of the secured claim must also receive deferred cash payment having a present value of the amount of the proceeds or the "indubitable equivalent" of its claim secured by the proceeds. In addition, the holder of the secured claim may bid at the sale and offset the allowed claim against the purchase price of the property, in the event that the holder of the claim purchases the property. If there are senior and junior secured creditors, secured by the same collateral, the result of a sale may be to allow the senior creditors to bid in the property to the exclusion of the junior creditors. There would be no proceeds, since the senior creditors will offset their secured claims against the purchase price. Under those circumstances, simply because they were unable to bid enough to protect their position, the junior secured creditors would have no proceeds to look to and could not otherwise share such proceeds under the plan of reorganization.

           (e) Indubitable Equivalent of a Secured Claim. A third alternative method of dealing with dissenting secured creditors is to provide for the realization by the secured creditors of the "indubitable equivalent" of the secured
                                      49
                 claims. Abandonment of the collateral to a secured creditor would clearly satisfy indubitable equivalence, as would a lien on similar collateral. However, present cash payments less than the secured claim would not satisfy the standard because the creditor is deprived of an opportunity to gain from a future increase in value of the collateral. Unsecured notes as to the secured claim or equity securities of the debtor would not be the indubitable equivalent. With respect to an oversecured creditor, the secured claim will never exceed the allowed claim.

           (f) Unsecured Creditors and the Cramdown. The following Sections explain how a plan of reorganization may be confirmed over the objections of unsecured creditors and how the "absolute priority rule" effects confirmation when unsecured creditors fail to vote in favor of a plan of reorganization:

           (g) Overcompensation to Senior Creditors and the Absolute Priority Rules. The Code requires that senior creditors are not to be overcompensated. If the established valuation is such that senior creditors are not overcompensated, the plan of reorganization can be confirmed even though unsecured creditors receive nothing, if no class junior to the unsecured creditors receives anything. If the senior creditors are not overcompensated, the dissenting class of junior creditors is adequately compensated if they receive less than the allowed amount of their claims, but again, no class junior to the dissenting class may receive or retain any property under the plan of reorganization. The absolute priority rule has one exception which requires that such junior class make a substantial equity contribution. If the Court finds that an equity contribution is necessary for the implementation of the plan of reorganization and that the proposed equity contribution is substantial, the rule is circumvented.

           (h) Junior Classes. Before any junior claimant can participate under the plan of reorganization, each holder of a claim of a dissenting class of unsecured claims must secure or retain property with a value, as of the effective date of the plan of reorganization, equal to the allowed amount of that holder's claim. Unsecured creditors need not be paid in cash; they can be paid by issuance of reorganization securities. If paid in cash, they can be paid over a period of time. In order to meet the requirement of the Code, dissenting unsecured creditors will be paid in full before juniors can participate.

            (i) Interests and the Cramdown. The following Sections describe some of the more relevant provisions of the Code that deal with the rights of holders of interests in corporations and partnerships such as stockholders or investment units in limited partnerships and individuals who seek to retain non-exempt property under a plan of reorganization:

           (j) Interests. The Court has the power under the Code to confirm a plan of reorganization over the objection of a dissenting class of interests. Interest is not a defined term, but it is used throughout the Code as shorthand for ownership interests. Interest, as used in Chapter 11, necessarily encompasses all ownership interests, as Chapter 11 is for individual debtors as well as corporate and partnership debtors.

           (k) Absolute Priority Rule. The cramdown provisions applicable to interests are similar to those applicable to unsecured
                 claims.   The plan of reorganization can be confirmed over
                                      50
                 the dissent of a class of interest if the holders are paid off or no junior interests receive or retain anything, subject to the exception of equity contribution explained above.

                       Modification of a Plan of Reorganization

43. Modification of a Plan of ReorganizationThe proponent of a plan of reorganization may modify the plan of reorganization at any time before confirmation. As soon as a modification is filed, the modified plan of reorganization becomes the effective plan of reorganization. The plan of reorganization as modified must meet the Code requirements as to classification and plan of reorganization contents, pursuant to Section 1127(b) of the Code. The following Sections describe how a plan of reorganization may be modified both before and after confirmation of the plan of reorganization:

    43.1 Disclosure Requirements. The proponents of a plan of reorganization as modified must also comply with the disclosure requirements of the Code. There can be no solicitation of an acceptance unless the one solicited has received a written disclosure statement approved by the Court after notice and hearing. If a disclosure statement as to the original plan of reorganization was already approved, then the additional disclosure statement may be relatively streamlined or simple, but that would depend on the facts and circumstances. Regardless of the simplicity of the modification, the disclosure procedures must be met.

    43.2 Acceptance or Rejection Before Modifications. If acceptance or rejection has been obtained prior to the filing of a modification, the accepting or rejecting party must take affirmative action to change its previous acceptance or rejection. The Court must establish a time within which an acceptance or rejection can be changed. If the party accepting or rejecting does nothing within the set time, he is deemed to have accepted or rejected, whichever is appropriate, the plan of reorganization as modified.

    43.3 Who May Seek Modification. After confirmation of a plan of reorganization, either the proponent of the plan of reorganization, the reorganized debtor or the debtor may seek to modify the plan of reorganization. However, the attempt must be made prior to substantial consummation of the plan of reorganization. The plan of reorganization as modified must meet the requirements of the Code as to classification and contents.

    43.4 Substantial Consummation. Substantial consummation under the Code is defined as a transfer of the property proposed to be transferred by the plan of reorganization, assumption by the debtor, or the debtor's successor, of the business or management of the property dealt with by the plan of reorganization, and commencement of distribution under the plan of reorganization. At that point in time, rights are vested and cannot be modified.

    43.5 Importance of Right to Modify. The real importance of post-confirmation modification is that it may enable plan of reorganization participants to increase their share as a result of subsequent events. It may be that seniors who have received most of the reorganization values can now be paid off through other financing, thereby significantly increasing the participation of juniors.
                                      51

    43.6 When a Modification is Effective. A modification is effective only if the Court, after notice and a hearing, confirms the plan of reorganization as modified. To do so, the Court must make the same findings required under the Code as to the confirmation of a plan of reorganization and, in addition, find that the circumstances warrant the modification.

    43.7 Confirmation of a Modified Plan. One of the requirements of reorganization is that appropriate acceptances be obtained; absent such acceptances, the cramdown power must be utilized. Before acceptance can be solicited, the proponent must comply with the disclosure requirements. Only after the Court has, after notice and hearing, approved a proposed disclosure statement, will the proponent be in a position to transmit a disclosure statement. After the necessary acceptances are obtained, the Court can have the modification hearing and confirm, if the confirmation requirements of the Code are met and the circumstances warrant.

    43.8 Prior Acceptances Binding. The proponent is assisted somewhat in that the prior acceptances are binding unless the one accepting decides to reject. The same is true of prior rejections; the one rejecting must decide to change the rejection to an acceptance, or the rejection continues.

                                 DEFINITIONS

44. Definitions. The following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) whenever used in the Plan:

    44.1 Administrative Claim. Administrative Claim shall mean an administrative expense which is entitled to priority pursuant to Section 507(a)(1) and allowed under Section 503(b) of the Code.

    44.2 Administrative Claimant. Administrative Claimant shall mean the holder of an Administrative Claim.

    44.3 Administrative Expenses. Administrative Expenses shall mean Claims and expenses of the type described in Sections 12.1 of the Plan Of Reorganization And Disclosure Statement which are allowed and ordered paid by the Court pursuant to Section 503(b) of the Code and which are entitled to priority pursuant to Section 507(a)(1) of the Code, including, without limitation.

           (a) Preservation of the EstatePreservation of the Estate shall mean the actual, necessary costs and expenses of preserving the Debtor's estates and of operating the business of the Debtor (other than such Claims or portions thereof which, by their express terms, are not due or payable on the Effective Date);

           (b) Professional Fees. Professional Fees shall mean the full amount of all Claims for allowance of compensation or reimbursement of costs and expenses for legal, accounting, or other professional services under Section 330 or
                 Section 331 of the Code or otherwise allowed by the Court
                                      52
                 pursuant to the provisions of Section 503 of the Code;:

           (c) Assessed Charges. Assessed Charges shall mean all fees and charges assessed against the Property of the Debtor's estate under Chapter 123 of Title 28, United States Code; and:

           (d) United States Trustee Fees. United States Trustee Fees shall mean the fees and expenses of the United States Trustee.:


    44.4 Advanced. Advanced shall mean Advanced Wireless Systems, Inc., a corporation organized under the laws of the State Of Alabama, the successor to the Debtor herein.

    44.5 Allowance Date. Allowance Date shall mean the date of a Final Order of the Court allowing a Claim or Interest in this Cases.

    44.6 Allowed Claim. Allowed Claim shall mean a Claim (a) in respect of which a proof of claim has been filed with the Court within the applicable period of limitation fixed by the Court, pursuant to Rule 3003 or (b) scheduled in the list of Creditors prepared and filed with the Court, pursuant to Rule 1007(b) and not listed as disputed, contingent or unliquidated as to amount, in either case, as to which no objection to the allowance thereof has been interposed within any applicable period of limitation fixed by Rule 3003 or an Order of the Court, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal or certiorari proceeding and as to which no appeal or certiorari proceeding is pending, a Final Order. Allowed Claim shall not include interest on the principal amount of such Claim subsequent to the Filing Date, except as may be otherwise provided in the Plan.

    44.7 Allowed Priority Claim. Allowed Priority Claim shall mean an Allowed Claim for which the holder asserts, and is determined to be entitled to, priority under Section 507, et seq., of the Code, in an amount allowed by Final Order of the Court upon a request pursuant to Section 503(a) of the Code.

    44.8 Allowed Secured Claim. Allowed Secured Claim shall mean an Allowed Claim arising on or before the Filing Date that is secured by a valid Lien on Property of the Debtor which is not void or voidable under any state or federal law, including any provision of the Code, as hereinafter defined, or an Allowed Claim for which the holder asserts a set off under Section 553 of the Code, to the extent of the value (which is either agreed to by the Debtor pursuant to the Plan or, in the absence of an agreement, has been determined in accordance with Sections 506(a) or 1111(b) of the Code) of the interest of the holder of such Allowed Claim on the Property of the Debtor, or an Allowed Claim that the Debtor has agreed to treat as an Allowed Secured Claim pursuant to the Plan. That portion of such Allowed Claim exceeding the value of security held therefor shall be an Allowed Unsecured Claim, unless otherwise modified by this Plan.

    44.9 Allowed Unsecured Claim. Allowed Unsecured Claim shall mean an Allowed Claim against the Debtor which is not an
           Allowed Administrative Claim, an Allowed Priority Claim,
           an Allowed Secured Claim, or a retained Interest by the
           Debtor.
                                      53

    44.10 Bar Date. Bar Date shall mean January 19, 1998. The Court established January 19, 1998 as the last day for the filing of Claims in this case. Notice of that Order was given to all Creditors and other parties in interest in these proceedings. A separate Bar Date may apply to Claims arising out of the rejection of executory contracts and unexpired leases specified in the Plan Of Reorganiza-tion And Disclosure Statement, "Section 20 - Unexpired Leases and Executory Contracts," or to deficiency Claims arising out of the abandonment of collateral to previously Secured Creditors, or arising out of orders granting relief from the provisions of Section 362 of the Code or arising out of orders pursuant to Sections 506(a) or 1111(b) of the Code.

    44.11 Blue Sky Laws. Blue Sky Laws shall mean the securities acts, as amended, adopted by the several states of the United States of America.

    44.12 Cases. Case shall mean the pending Chapter 11 case of Mobile Limited Liability Company, Case Number 397-37735-HCA-11.

    44.13 Certificates of Indebtedness. Certificates of Indebtedness shall mean the Certificates of Indebtedness authorized by a Final Order of the Court on October 9, 1997, and by the Final Order Confirming the Debtor's Plan.

    44.14 Certificate of Indebtedness Holders. Certificate of Indebtedness Holders shall mean the (i) purchasers of the Certificates Indebtedness authorized by the Court on October 9, 1997; (ii) the Debtor who acquires such Certificate of Indebtedness in exchange for the licenses acquired under this Plan; and, (iii) Creditors and other parties in interest who elect to receive Certificates of Indebtedness in exchange for their Allowed Claims.

    44.15  Chapter 11.  Chapter 11 shall mean Chapter 11 of the
           Bankruptcy Code. Reference to section numbers are references to sections in the Bankruptcy Code, 11 U.S.C.,
           Section 101, et seq., Public Law 95-598, effective October 1, 1979, as amended, unless otherwise specified.:

    44.16 Claim or Claims. Claim or Claims shall mean a right to payment from the Debtor, which is evidenced by a timely filed proof of claim or application for payment which is allowed by the Court, or if a proof of claim is not filed, a right which otherwise appears in the applicable schedules of the Debtor and (1) is not listed as disputed, contingent or unliquidated, or (2) has been resolved by Final Order of the Court pursuant to the terms of the Plan.

    44.17 Claimant or Claimants. Claimant or Claimants shall mean the holders of a Claim against the Debtor.

    44.18 Claims of the Estate. Claims of the Estate shall mean all asserted and unasserted Claims of the Debtor, existing prior to Confirmation, against anyone.

    44.19 Class of Claims and Payment. Class of Claims and Payment shall mean the various classes of Claims that are defined in the Plan. The Plan is intended to deal with all Claims against the Debtor of whatever character, whether or not contingent or liquidated, and whether or not allowed by the Court pursuant to Section 502(h) of the Code.
           However, only those Claims allowed pursuant to Section 502(a) of the Code will receive payment under the Plan.
                                      54

    44.20 Class or Classes. Class or Classes shall mean any Class into which Allowed Claims or Allowed Interests are classified pursuant to Section 12 of the Plan Of Reorganization And Disclosure Statement and shall mean a category of holders of Claims or Interests with substantially similar to the Other Claims in such Class.

    44.21 Code. Code shall mean the Bankruptcy Reform Act of 1978, sometimes referred to as the Bankruptcy Code of 1978, as contained in Title 11 U.S.C., Section 101, et seq., and all amendments thereto.

    44.22 Collateral. Collateral shall mean Property in which the Debtor has an interest and which is subject to a Lien
           (other than any Lien granted under the Plan) securing an Allowed Secured Claim, but only to the extent of the Debtor's interest in such property; and "Related Collateral" shall, with respect to any Allowed Secured Claim, mean all Collateral securing such Allowed Secured Claim.


    44.23 Collateral Value. Collateral Value shall mean the fair market value, at Confirmation, of any perfected and valid interest in collateral of the Debtor, securing any Claim, as agreed to by the Debtor and the effected Secured Creditor or, in the event of disagreement, as resolved by Final Order of the Court pursuant to Section 506(a) or
           Section 1111(b) of the Code.

    44.24 Common Stock. Common Stock shall mean the authorized, issued, non-assessable and outstanding shares of the common capital stock of Advanced.

    44.25 Common Stockholders. Common Stockholders shall mean the registered holders of the Common Stock in Advanced after the Effective Date.:

    44.26 Confirmation. Confirmation shall mean the entry by the Court of an Order Confirming Plan at or after a hearing held pursuant to Section 1128 of the Code.

    44.27 Confirmation Date. Confirmation Date shall mean the date the Confirmation Order is entered by the Court.

    44.28 Confirmation Hearing. Confirmation Hearing shall mean the hearing to be held by the Court to determine whether or not the Debtor's Plan meets the requirements of Chapter 11 of the Code and is entitled to Confirmation.

    44.29 Confirmation Order. Confirmation Order shall mean the Order of the Court confirming the Plan pursuant to Section 1129 of the Code.

    44.30  Consummation Date.  Consummation Date shall mean the Effective
           Date.

    44.31 Court. Court shall mean the United States Bankruptcy Court, Northern District of Texas, Dallas Division, including the United States Bankruptcy Judge presiding in the Chapter 11 Cases of the Debtor.
                                      55

    44.32 Creditor or Creditors. Creditor or Creditors shall mean all Creditors of the Debtor holding Allowed Claims for debts, liabilities, demands or Claims of any character whatsoever, as defined in Section 101(4) of the Code.

    44.33 Cross-References, etc.. Cross References, etc. shall mean references in the Plan Of Reorganization And Disclosure Statement to any Section which are, unless otherwise specified, to such Section of the Plan Of Reorganization
           And Disclosure Statement. The words "hereof", "herein", "hereunder" and similar terms shall refer to the Plan Of Reorganization And Disclosure Statement and not to any particular Section or provision of the Plan Of Reorganization And Disclosure Statement.

    44.34  Debtor.  Debtor shall mean Mobile Limited Liability Company.

    44.35 Debtor-In-Possession. Debtor-In-Possession shall mean the Debtor in the capacity and with the status and rights conferred by Section 1107 of the Code.

    44.36 Disbursing Agent. Disbursing Agent shall mean Sidney J. Diamond, 5862 Cromo, Suite 100, El Paso, Texas 79912.

    44.37 Disclosure Statement. Disclosure Statement shall mean the Plan Of Reorganization And Disclosure Statement filed by the Debtor in this Case in accordance with Section 1125 of the Code, as it may be amended, supplemented or modified.

    44.38 Effective Date. Effective Date shall mean thirty (30) days after Confirmation.

    44.39 Equity Security Holder. Equity Security Holder shall mean the holders of Units in the Debtor.

    44.40 Equity Security Interest. Equity Security Interest shall mean the units of equity in the Debtor as authorized by the Debtor's Operating Agreement and the laws of the State Of Nevada.

    44.41 Estate. Estate shall mean the estate of the Debtor created in the Reorganization Case by Section 541 of the Code.:

    44.42 FCC. FCC shall mean the Federal Communication Commission and agency of the government of the United States Of America.

    44.43 Filing Date. Filing Date shall mean the date of filing of the Chapter 11 Petition in this Case by the Debtor, which date was, August 22, 1997.

    44.44 Final Order. Final Order shall mean an Order ("Order") of the Court which, not having been reversed, modified or amended and not being stayed and the time to appeal from which or to seek review or certiorari or rehearing of which having expired, and from which no such appeal, review, certiorari or rehearing is pending, has become conclusive of all matters adjudicated thereby and is in full force and effect.
                                      56

    44.45 Hayes. Hayes shall mean Oscar Hayes, an individual, who is a Secured Creditor herein and a member of the Directors Committee of the Debtor.

    44.46 Headings. Headings shall mean the various headings in the Plan Of Reorganization And Disclosure Statement which are inserted for convenience only and shall not affect the meaning or interpretation of the Plan Of Reorganization And Disclosure Statement or any provision therein.

    44.47 Interest or Interests. Interest or Interests shall mean the Equity Interest in the Debtor.

    44.48 IRS. IRS shall mean the Internal Revenue Service, an agency of the government of the United States of America.:

    44.49 ISO. ISO shall mean Incentive Stock Plan, a plan to be adopted by the Reorganized Debtor for the purpose of granting stock options to management of the Reorganized Debtor.

    44.50 Lien. Lien shall mean any charge against or interest in property to secure payment of a debt or performance of an obligation as defined in Section 101(33) of the Code, and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust and statutory lien as defined in Section 101 of the Code.

    44.51  Limited.  Limited shall mean Mobile Limited Liability
           Company, a limited liability Company, organized under the laws of the State Of Nevada, the Debtor herein.

    44.52 Mobile. Mobile shall mean Mobile Wireless Partners, a general partnership and a principal Unit Holder of the Debtor.

    44.53  NASD.  NASD shall mean the National Association of Securities
           Dealers.

    44.54 Order Confirming Plan. Order Confirming Plan shall mean the Final Order of the Court determining that the Plan meets the requirements of Section 1129 of the Code and is entitled to Confirmation. The date that the Confirmation Order is entered on the Court Clerk's docket is the Confirmation Date.

    44.55 Person. Person shall mean an individual, corporation, partnership, joint venture, trust, estate, unincorporated organization, or a government or any agency or political subdivision thereof or other entity.

    44.56  Plan.  Plan shall mean the Plan of Reorganization And
           Disclosure Statement in its present form, or as it may be amended, supplemented or modified.

    44.57 Plan Payments. Plan Payments shall mean the payments, in cash or other distributions of value, made by the Debtor pursuant to the Confirmed Plan Of Reorganization.
                                      57

    44.58 Plan Year. Plan year shall mean twelve (12) months commencing on the first day of the first full month following the Effective Date and continuing until the last day of the twelfth (12th) month thereafter, and each succeeding twelve (12) months thereafter.

    44.59 Preserved Liens. Preserved Liens shall mean to the extent required under Section 1124(2) of the Code, to preserve the rights of a Creditor having a Secured Claim dealt with pursuant to that Section, the Lien or encumbrance of that Creditor shall, to the extent valid, be preserved.

    44.60 Priority Claim. Priority Claim shall mean any Claim entitled to priority pursuant to Section 507(a) of the Code.

    44.61 Priority Creditor. Priority Creditor shall mean the owner and holder of a Priority Claim.

    44.62 Pro Rata. Pro Rata shall mean the proportion that the amount of a Claim against the Debtor in a particular class bears to the aggregate amount of all Claims (including undetermined Claims until disallowed) in such Class.:

    44.63 Property or Properties. Property or Properties shall mean all "Property of the Estate of the Debtor" as previously or hereafter determined by Final Order of a Court of competent jurisdiction and/or as defined in Section 541 of the Code, including, but not limited to, any and all claims of the Estate or causes of action in favor of the Debtor against third parties (except as otherwise provided herein).

    44.64  Proponent.  Proponent shall mean the Debtor.

    44.65 Reorganization Case. Reorganization Case shall mean the Chapter 11 commenced by the Debtor's filing of its voluntary Chapter 11 petition under the Code.

    44.66 Reorganized Debtor. Reorganized Debtor shall mean Advanced Wireless Systems, Inc., after the Effective Date.

    44.67 Rule or Rules. Rule or Rules shall mean the Federal Bankruptcy Rules of Procedure and any applicable Local Bankruptcy Rules adopted by the Court.

    44.68 Secured Claim. Secured Claim shall mean any Claim secured by Property of the Debtor under a duly perfected Lien, to the extent of the Collateral Value, as agreed to between the Secured Creditor and the Debtor, or as determined by a Final Order of the Court in accordance with Section 506 or
           Section 1111(b) of the Code.

    44.69 Secured Creditor. Secured Creditor shall mean a Creditor who holds a Secured Claim, which has been properly perfected as required by law, on any Property of the Debtor.

    44.70 Securities Act. Securities Act shall mean the Securities Act of 1933, as amended.
                                      58

    44.71 Securities Exchange Act. Securities Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

    44.72 SEC. SEC shall mean the Securities and Exchange Commission an agency of the government of the United States of America.

    44.73 Substantial Consummation of the Plan. Substantial Consummation shall mean the accomplishment of all things provided for in the Plan, pursuant to Section 1101 of the Code.

    44.74 Small Business. Small Business shall mean a Debtor that meets the criteria set forth in Section 101(51)(C) of the Code and who has filed an election to be considered the same pursuant to Section 1121(e) of the Code. The Debtor has filed such an election.

    44.75 Tax Claim. Tax Claim shall mean a Priority Claim entitled to priority, pursuant to Section 507(a)(8) of the Code.

    44.76 Tax Claimant. Tax Claimant shall mean the holder of a Priority Tax Claim.

    44.77 Trust Indenture Act. Trust Indenture Act shall mean the Trust Indenture Act of 1939, as amended.

    44.78 Tsoutsas. Tsoutsas shall mean Demetrios Tsoutsas, an individual, who is a Secured Creditor and a member of the Directors Committee of the Debtor.

    44.79 Undefined Terms. Undefined Terms shall mean terms that are used in the Plan and not defined herein have the meaning ascribed to such terms in the Code or Rules.

    44.80 Unsecured Claim. Unsecured Claim shall mean a Creditor, other than one having a right to priority under Section
           507 of the Code, and which is not a Secured Claim. An unsecured Claim is a Claim included in Class 3 of the Plan.

    44.81  Unsecured Creditor.  Unsecured Creditor shall mean an
           Unsecured Creditor of the Debtor holding an Allowed Claim for an unsecured debt, an unsecured liability, an unsecured demand or an Unsecured Claim of any character whatsoever, except a Claim entitled to priority pursuant to Section 507 of the Code.

    44.82 Value of Property. Value of Property shall mean the value of Property and the determination of the status of Secured
           Claims against Property shall be determined by a hearing to be held by the Court pursuant to Section 506 or Section 1111(b) of the Code, resulting in a Final Order or by agreement between the Debtor and the effected Secured Creditor.

    44.83 Warrants. Warrants shall mean the Warrants issued by the Reorganized Debtor, as authorized by its Board of Directors, pursuant to the provisions of the Plan.
                                      59

    44.84 Warrant Holders. Warrant Holders shall mean the owner of the Warrants issued pursuant to the provision of the Plan.
                                      60

DATED:   November 6, 1997



                                              MOBILE LIMITED LIABILITY COMPANY





                                              --------------------------------
                                              By:  Monte Julius, its Chairmen



ATTORNEYS FOR MOBILE LIMITED LIABILITY COMPANY:


SIDNEY J. DIAMOND,
A PROFESSIONAL CORPORATION




---------------------------
Sidney J. Diamond
Attorney For
Mobile Limited Liability Company
Texas Bar No.: 05803000
5862 Cromo Drive
Suite 100
El Paso, Texas  79912
(915) 584-8141      (Voice)
(915) 584-0509      (Fax)
diamond@whc.net     (email)
                                      61

Mobile LLC                     Exhibit A  Page 1                        Revised
Pro Forma Cash Flow (1)                                                 11/3/97

                       Ttl 1st     Ttl 2nd     Ttl 3rd     Ttl 4th     Ttl 5th
                        Year        Year        Year        Year        Year
High Speed
  Internet Customer         922      1,454       1,720       1,960       2,080
Low Speed
  Internet Customer         144        216         324         486         730
Wireless TV Customer        380        380         170         170         170
REVENUES
Wireless TV @ $4.21
  p/wk                  $90,972    $90,972     $39,780     $39,780     $38,780
Modem Sales-Single
  Use                   134,000     79,600      39,600      36,000      39,780
Modem Sales-Multi
  Use                   249,600    141,600      70,400      64,000      13,500
Installation Fees        91,500     53,100      26,400      29,000       9,375
Installation
  Materials              91,500     53,100      26,400      24,000      11,280
Configuration of PC      92,200     53,200      26,600      24,000      12,000
Sales Commission
  Contribution           55,320     31,920      22,440      14,400       7,200
High Speed
  @ $50 p/wk          1,201,200  2,000,000   3,489,600   4,065,600   4,723,000
Low Speed
  @ $3.91 p/wk            2,440      3,660       5,443       8,181      12,240
                          -----      -----       -----       -----      ------
  Total Revenues     $2,008,732 $2,507,202  $3,746,663  $4,304,961  $4,872,125
COSTS OF GOODS SOLD
Installation
  Materials             $91,500    $53,000     $26,400     $24,000     $11,250
Modems-Single User      134,000     79,650      39,600      36,000      13,500
Modems-Multi User       249,600    141,600      70,400      64,000      36,000
                        -------    -------     -------     -------     -------
  Total Cost of
    Good Sold          $475,100   $274,250    $136,400    $124,000     $60,750
                       --------   --------    --------    --------     -------
  Gross Profit       $1,533,632 $2,232,952  $3,610,263  $4,180,961  $4,811,375
OPERATING EXPENSES
Accounting and Legal    $19,305    $23,369     $25,695     $28,264     $31,091
Advertising              36,000     24,000      12,000      12,000      12,000
Consulting Fees          14,300     15,730      17,303      19,033      20,937
Dues & Subscribers          780        858         944       1,038       1,142
Installation-Contract
  Instals               104,000    114,400     125,840     138,424     152,266
Insurance-Business       10,400     11,440      12,584      13,842      15,227
Insurance-Health          8,320      9,152      10,067      11,074      12,181
Insurance-Wkrs. Comp      4,420      4,862       6,348       5,883       6,471
Internet Access Fees
  UU Net                 21,000     21,000      21,000      21,000      21,000
Internet Consulting
  SPA                    83,096    116,175     137,428     156,604     166,192
Licenses and Fees        36,400     40,040      44,044      48,448      53,293
Meals &
  Entertainment           3,900      4,290       4,719       5,191       5,710
Modem Configuration      92,200     53,200      26,600      24,000      12,000
Office Supplies &
  Equipment              12,000      4,862       5,348       5,883       6,471
Payroll Taxes            15,600     17,160      18,876      20,764      22,840
Programming Fees         47,880     47,880      47,880      47,880      47,880
Property Tax              1,820      2,002       2,202       2,422       2,665
Postage & Deliveries      3,913      4,304       4,734       5,208       5,729
Rent-Office              33,800     37,180      40,898      44,988      49,487
Rent-Tower               12,012     13,213      14,534      15,988      17,587
Rent-Repeater Site        3,640      4,004       4,404       4,845       5,329
Repairs &
  Maintenance             1,820      2,002       2,202       2,422       2,665
Salaries & Wages        109,200    120,120     132,132     145,345     159,880
Sales-Commissions        69,150     39,100      23,000      12,000       6,000
Supplies                  2,600      2,860       3,146       3,461       3,807
Telephone                64,400    187,200     216,000     244,800     264,000
Travel & Lodging         11,960     13,156      14,472      15,919      17,511
Utilities                 9,100     10,010      11,011      12,112      13,323
Vehicle                   8,232      8,232       8,232       8,232       8,232
                          -----      -----       -----       -----       -----
Total Operating
  Expenses             $841,248   $951,791    $992,644  $1,077,071  $1,142,914
 Net Cash Flow         $692,384 $1,291,161  $2,617,619  $3,103,890  $3,668,461

           Exhibit A  Page 2

Note #1.  These projections are done on a strict "cash flow" basis.  Accordingly no calculation or deduction for non-cash items, such as depreciation, are presented. Additionally, no calculation for interest income is presented.

Mobile LLC                     Exhibit B                                 Revised
Sources and Uses of Cash                                                 11/3/97

                       Ttl 1st     Ttl 2nd     Ttl 3rd     Ttl 4th     Ttl 5th
                        Year        Year        Year        Year        Year

Sources
Net Revenues         $1,533,632 $2,232,962  $3,610,263  $4,180,961  $4,811,375
Debtor Certificates  $1,000,000
Received from
  Receiver             $334,000
Exercise Warrants(1)   $250,000   $250,000
                       --------   --------
  Total Sources      $3,117,632 $2,482,962  $3,610,263  $4,180,961  $4,811,375
Uses
Pay off Chapter 11
  Creditors
Class 1(a)
  Professional Fees     $57,500
Class 1(b)
  Administrative Costs   $7,500
Class 1(c) Debtor
  Certificates (2)                $500,000    $500,000
Class 2 Wage Claims      $4,000
Class 3 Tax Claims       $1,404
Class 4(a) Unsecured
  $1000 or less          $3,175
Class 4(b) Unsecured
  $1000 or more        $285,602
Class 5(a) Secured-
  Mayes                 $81,000
Class 5(b) Secured-
  Tsoutsas             $108,000
Debtor Certificate
  Commissions          $100,000
Operating Expenses     $841,248   $949,668    $990,309  $1,074,502  $1,140,089
                       --------   --------    --------  ----------  ----------
  Subtotal           $1,489,429 $1,449,668  $1,490,309  $1,074,502  $1,140,089
                     ---------- ----------  ----------  ----------  ----------
Taxes @ 35%             $15,346   $449,152    $741,984  $1,087,261  $1,284,950
Capital Expenditures              $400,000    $400,000    $500,000    $750,000
                                  --------    --------    --------    --------
  Total Uses         $1,504,775 $2,298,820  $2,632,293  $2,661,763  $3,175,039
Difference Between
  Use & Source       $1,612,857   $184,142    $977,970  $1,519,198  $1,636,336

(1) A total of 2,000,000 warrants will be issued exercisable at $0.75 each and 3,068,066 warrants will be issued exercisable at $1 each. This pro forma Source & Use Statement assumes only 10% of the warrants will be exercised.

(2) Debtor Certificate purchasers will have the right to convert their debt to equity in the Reorganized Debtor. As of the date of the preparation of this Source & Use Statement, purchasers had all indicated their intent to convert. Repayment is shown here simply to demonstrate sufficient funds will be available for repayment, if necessary.

Mobile LLC                     Exhibit C  Page 1                         Revised
Pro Forma Cash Flow (1)                                                  11/3/97

                       Month 1     Month 2     Month 3     Month 4     Month 5
High Speed Internet
  Customer                  60          50          50          85          85
Low Speed Internet
  Customer                   0           0           0           0           0
Wireless TV Customers      380         380         380         380         380
REVENUES
Wireless TV @
  $4.21 p/wk             7,372      7,600       7,600       7,600        7,600
Modem Sales-Single
  User                   7,266      7,267       7,267      12,353       12,353
Modem Sales-Multi
  User                  13,536     13,536      13,536      23,010       23,010
Installation Fees        4,950      4,950       4,950       8,415        8,415
Installation
  Materials              4,950      4,950       4,950       8,415        8,415
Configuration of PC      5,000      5,000       5,000       8,500        8,500
Sales Commission
  Contribution           3,000      3,000       3,000       5,100        5,100
High Speed @
  $50 p/wk              65,141     65,141      65,141     110,739      110,739
Low Speed @
  $3.91 p/wk
   Total Revenues      111,215    111,444     111,444     184,132      184,132
Costs of Goods Sold
Installation
  Materials              4,950      4,950       4,950       8,415        8,415
Modems-Single User       7,266      7,267       7,267      12,353       12,353
Modems-Multi User       13,536     13,536      13,536      23,010       23,010
Total Costs of Goods
  Sold                  25,752     25,753      25,753      43,778       43,778
                        ------     ------      ------      ------       ------
   Gross Profit         85,463     85,691      85,691     140,354      140,354
Operating Expenses
Accounting and Legal     1,606      1,609       1,609       1,609        1,609
Advertising             10,000     10,000       7,000       1,000        1,000
Consulting Fees          1,200      1,200       1,190       1,190        1,190
Dues & Subscriptions        65         65          65          65           65
Installation-Contract
  Instals                5,640      5,640       5,640       9,587        9,587
Insurance-Business       3,467                                           3,467
Insurance-Health           693        693         693         693          693
Insurance-Wks. Comp.       368        368          368        368          368
Internet Access Fees
  UU Net                 1,750      1,750       1,750       1,750        1,750
Internet Consulting
  SPA                    4,500      4,500       4,500       7,650        7,650
Licenses and Fees       12,134                                          12,133
Meals &
  Entertainment            325        325         325         325          325
Modem Configuration      5,000      5,000       5,000       8,500        8,500
Office Supplies &
  Equipment              1,000      1,000       1,000       1,000        1,000
Payroll Taxes            1,300      1,300       1,300       1,300        1,300
Programming Fees         3,990      3,990       3,990       3,990        3,990
Property Tax               910
Postage & Deliveries       326        326         326         326          326
Rent-Office              2,816      2,816       2,816       2,816        2,816
Rent-Tower               1,001      1,001       1,001       1,001        1,001
Rent-Repeater Site         303        303         303         303          303
Repairs &
  Maintenance              150        150         150         150          150
Salaries & Wages         9,100      9,100       9,100       9,100        9,100
Sales-Commission         3,750      3,750       3,750       6,375        6,375
Supplies                   215        215         215         215          215
Telephone                3,500      3,500       3,500       5,950        5,950
Travel & Lodging           965        965         965         965          965
Utilities                  800        800         750         750          750
Vehicle                    686        686         686         686          686
Total Operating
  Expenses              77,560     61,052      57,992      67,664       83,264
   Net Cash Flow         7,903     24,639      27,699      72,690       57,090

           Exhibit C  Page 2

Month 6   Month 7   Month 8   Month 9   Month 10   Month 11  Month 12 Total
     85        85        85        85         85          87        90       922
      0        24        24        24         24          24        24       144
     380       380      380       380        380         380       380       380
                                                                               0
   7,600     7,600    7,600     7,600      7,600       7,600     7,600    90,972
  12,353    12,353   12,353    12,353     12,353      12,644    13,066   134,001
  23,010    23,010   23,010    12,010     23,010      23,552    24,370   249,600
   8,415     8,415    8,415     8,415      8,415       8,724     9,021    91,500
   8,415     8,415    8,415     8,415      8,415       8,724     9,021    91,500
   8,500     8,500    8,500     8,500      8,500       8,700     9,000    92,200
   5,100     5,100    5,100     5,100      5,100       5,220     5,400    55,320
 110,739   110,739  110,739   110,739    110,739     113,356   117,248 1,201,220
               404      407       407        407         407       407     2,439
 184,132   184,536  184,539   184,539    184,539     188,927   195,153 2,008,732
                                                                               0
   8,415     8,415    8,415     8,415      8,415       8,724     9,021    91,500
  12,353    12,353   12,353    12,353     12,353      12,644    13,086   134,001
  23,010    23,010   23,010    12,010     23,010      23,552    24,370   249,600
  43,778    43,778   43,778    43,778     43,778      44,920    46,477   475,101
  ------    ------   ------    ------     ------      ------    ------  -------
 140,354   140,768  140,761   140,761    140,761     144,007   148,676 1,533,631

   1,609     1,609    1,609     1,609      1,609       1,609     1,609    19,305
   1,000     1,000    1,000     1,000      1,000       1,000     1,000    36,000
   1,190     1,190    1,190     1,190      1,190       1,190     1,190    14,300
      65        65       65        65         65          65        65       780
   9,587     9,587    9,587     9,587      9,587       9,820    10,151   104,000
                                3,466                                     10,400
     693       693      693       694        694         694       694     8,320
     368       368      368       369        369         369       369     4,420
   1,750     1,750    1,750     1,750      1,750       1,750     1,750    21,000
   7,650     7,650    7,650     7,650      7,573       7,830     8,293    83,096
                               12,133                                     36,400
     325       325      325       325        325         325       325     3,900
   8,500     8,500    8,500     8,500      5,500       8,700     9,000    92,200
   1,000     1,000    1,000     1,000      1,000       1,000     1,000    12,000
   1,300     1,300    1,300     1,300      1,300       1,300     1,300    15,600
   3,990     3,990    3,990     3,990      3,990       3,990     3,990    47,880
               910                                                         1,820
     326       326      326       326        326         326       327     3,913
   2,816     2,816    2,816     2,816      2,816       2,816     2,824    33,800
   1,001     1,001    1,001     1,001      1,001       1,001     1,001    12,012
     303       303      303       304        304         304       304     3,640
     150       150      150       155        155         155       155     1,820
   9,100     9,100    9,100     9,100      9,100       9,100     9,100   109,200
   6,375     6,375    6,375     6,375      6,375       6,525     6,750    69,150
     215       215      215       220        220         220       220     2,600
   5,950     5,950    5,950     5,950      5,950       6,050     5,200    64,400
     965       965      965     1,065      1,065       1,065     1,045    11,960
     750       750      750       750        750         750       750     9,100
     686       686      686       686        686         686       686     8,232
  67,664    68,574   67,664    83,376     67,700      68,640    70,098   841,248
  72,690    72,184   73,097    67,385      73,061     76,367    78,578   692,383

           Exhibit C  Page 3

Note #1 These projections are done on a strict "cash flow" basis. Accordingly, no calculation or deduction for non-cash items, such as depreciation, are presented. Additionally, no calculation for interest income is presented.

Mobile LLC                     Exhibit D  Page 1                         Revised
Sources and Uses of Cash                                                 11/3/97

                       Month 1     Month 2     Month 3     Month 4     Month 5

Sources
Net Revenues           $85,463     $85,691     $85,691    $140,354    $140,354
Debtor Certificates  1,000,000
Received from
  Receiver             334,000
Exercise Warrants                                           25,000      25,000
  Total Sources     $1,419,463     485,691     $85,691    $165,354    $165,354

Uses

Pay Off Chapter 11
  Creditors
Class 1(a)
  Professional Fees (1)             57,500
Class 1(c)
  Administrative Costs               7,500
Class 1(c) Debtor
  Certificates (2)
Class 2 Wage Claims                  4,000
Class 3 Tax Claims                   1,404
Class 4(a) Unsecured
  $1000 or less          3,175
Class 4(b) Unsecured
  $1000 or more                    285,603
Class 5(a) Secured-
  Hayes (3)                         61,000
Class 5(b) Secured-
  Tsoutsas (4)                     108,000
Debtor Certificate
  Commissions          100,000
Operating Expenses      77,560      81,052      57,992      67,664      83,264
  Subtotal            $180,735    $606,059     $57,992     $67,664     $83,264
Taxes @ 35%                                                  5,116
Total Uses            $180,735    $606,059     $57,992     $72,780     $83,264

Difference Between
  Use & Source      $1,238,728   ($520,368)    $27,669     $92,574     $82,090

(1)  Legal Fees to be paid in stock at the option of the claimant.
(2) Debtor Certificate purchasers will have the right to convert their debt to equity in the Reorganized Debtor. Debtor Certificate purchasers as of the date of preparation of this Source and Use of Funds Statement have all indicated their intent to convert. Consequently, no payments are shown.
(3)  Includes eight months of interest at 12% per annum.
(4)  Includes eight months of interest at 12% per annum.

           Exhibit D  Page 2

Month 6   Month 7   Month 8   Month 9   Month 10   Month 11   Month 12  Total
 $140,354  $140,354  $140,354  $140,354  $140,354   $146,037  $148,272 $1,533,632
                                                                        1,000,000
                                                                          334,000
   25,000    25,000    50,000    50,000    50,000                         250,000
 $165,354  $165,354  $190,354  $190,354  $190,354   $146,037  $148,272  $3,117,632







                                                                           57,500
                                                                            7,500
                                                                                0
                                                                            4,000
                                                                            1,404
                                                                            3,175
                                                                          285,603
                                                                           81,000
                                                                          108,000
                                                                          100,000
   67,664    67,664    68,574    83,376    67,700    68,640    70,098     841,248
  $67,664   $67,664   $68,574   $83,376   $67,700   $68,640   $70,098  $1,489,430
                        5,116                                   5,114      15,346
  $67,664   $67,664   $73,890   $83,376   $67,700   $68,640   $75,212  $1,604,776

  $97,690   $97,690  $116,664  $106,978  $122,654   $77,397   $73,060  $1,612,856